                                               Filed pursuant to Rule 424(b)(1)
                                                     Registration No. 333-76051

                               4,000,000 Shares

                       [LOGO OF CLARENT(TM) CORPORATION]

                                 Common Stock

                                 ------------

   Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on The Nasdaq National Market under the symbol "CLRN."

   The underwriters have an option to purchase up to 600,000 additional shares of common stock to cover over-allotments of shares.

   Investing in the common stock involves risks. See "Risk Factors" on page 8.

                                                            Underwriting
                                               Price to    Discounts and   Proceeds to
                                                Public      Commissions      Clarent
                                            -------------- --------------  -----------
Per Share..................................     $15.00         $1.05          $13.95
Total......................................  $60,000,000     $4,200,000    $55,800,000

   Delivery of the shares of common stock will be made on or about July 7, 1999.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                BancBoston Robertson Stephens

                                  Thomas Weisel Partners LLC

                                                     U.S. Bancorp Piper Jaffray

                    This prospectus is dated July 1, 1999.

 [A bar chart comparing us and other IP telephony service providers placed over a graphic featuring a world map]

                 More minutes travel over Clarent IP telephony
             technology worldwide than that of any other supplier.*

IP telephone technology permits the simultaneous transmission of voice, fax and data over Internet protocol-based data networks, such as the Internet.

                                          *Global IP Voice/Fax Market 1999,
                                           March 1999
                                          iLocus (Industry Analysts)


Notes:

1) Less than 1% of all call minutes, including voice, fax and data, are currently transmitted using IP telephony.

2) This illustration shows market share based on minutes travelling over different vendors' technology. This data was one of four market share measures reported by iLocus. The other three measures were: a) number of service providers using the vendor equipment; b) vendor ports operational in the service market; and c) vendor ports operational in the corporate market.

 [Artwork illustrating the connection between our customers and our technology]

   Enabling IP telephony service providers worldwide.

  Clarent: Cutting-edge Technology

  . Simultaneous voice, fax and data transmission with traditional telephone voice quality

  . Dynamic routing of calls, real-time billing and network management

  . Robust architecture designed for growth and delivery of advanced features

  Clarent: Global Customers

  . Approximately 100 telecommunications companies in 50 countries

  . A number of the world's leading long distance service providers

  . Worldwide network coverage by partnering with each other

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary...................   4
Risk Factors.........................   8
Use of Proceeds......................  18
Dividend Policy......................  18
Capitalization.......................  19
Dilution.............................  20
Selected Consolidated Financial
 Data................................  21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  22
Business.............................  34

                                   Page
                                   ----
Management.......................   46
Certain Transactions.............   56
Principal Stockholders...........   57
Description of Capital Stock.....   59
Shares Eligible for Future Sale..   61
Underwriting.....................   63
Notice to Canadian Residents.....   65
Legal Matters....................   66
Experts..........................   66
Where You Can Find More
 Information.....................   66
Index to Consolidated Financial
 Statements......................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   "Clarent" is a registered trademark and the Clarent logo and the Clarent Command Center are trademarks of Clarent Corporation in the United States and other jurisdictions. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.



                     Dealer Prospectus Delivery Obligation

   Until July 26, 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the Consolidated Financial Statements and the related Notes before making an investment decision.

                              Clarent Corporation

   We are a leading provider of Internet protocol or IP telephony systems. IP telephony systems permit the simultaneous transmission of voice, fax and data over the Internet and similar communications networks. Using our technology to simultaneously transmit voice, fax and data, our customers are able to more efficiently and cost-effectively use the available capacity of their networks. These customers are service providers, including traditional, local, international and wholesale long distance telephone companies, as well as new telecommunications service providers. The IP telephony market is relatively new. Less than 1% of all voice calls worldwide are currently transmitted using IP telephony. According to Frost & Sullivan, between 1997 and 2002, the number of call minutes, including voice, fax and data, transmitted using IP telephony is expected to have a compound annual growth rate of 325%.

   IP telephony technology and the technology used by traditional telephone services differ fundamentally in the way the information travels from point to point through their networks. Using IP telephony, a dedicated connection, or circuit, between the callers is not required. Instead, the caller's voice is divided into numerous small packages of information called packets. These packets are sent over the network intermixed with other packets of data, such as fax, email or Internet content, to be reassembled at the destination of the call. In contrast, traditional telephone technology requires that a circuit between the callers be established and maintained during the length of the call, and voice, fax and data cannot be transmitted simultaneously over this circuit.

   Using our IP telephony product, the Clarent system, service providers can deliver a level of voice quality that is indistinguishable from the voice quality over the traditional telephone system. In addition, the Clarent system enables the simultaneous transmission of voice, fax and data. The Clarent system features a modular architecture that permits our customers to add new product and service features without extensive product cost or development time. Based on publicly available data provided by large telecommunications service providers, we believe our modular architecture enables service providers to provide their customers with communications services at a lower cost than traditional telephone companies.

   The Clarent system consists of three distinct components:

  . the Clarent Gateway, an integrated hardware and software product that includes network server software that is based on industry standards;

  . the Clarent Command Center, a proprietary client/server software package;
    and

  . a relational database, which is supplied by a third party.

   The Clarent Gateway converts voice, fax and data into packets that can be transmitted over an IP network, then converts them back into a form recognized by the traditional telephone system. The Clarent Command Center is the software that processes the data stored in the third-party relational database. The Clarent Command Center supports all network management and administration functions, including the routing and pricing of calls, authentication of callers and billing, as well as network diagnostic and maintenance functions.

   Our products enable service providers to deliver IP telephony services to end user customers who can use their existing telephones. Since our products are integrated by telephone companies and other service providers into systems that take calls from the traditional telephone system and send these calls over the Internet and similar communications networks before returning these calls to the traditional telephone system, the use of IP telephony is transparent to end user customers.

   Our strategic objective is to be the leading provider of comprehensive IP telephony solutions to telecommunications service providers worldwide.

   Key elements of our strategy include:

  . provide the core technology enabling the delivery of a broad range of IP telephony services;

  . increase our penetration of the service provider market;

  . target key growth markets worldwide;

  . promote strategic relationships between our customers;

  . extend our technology leadership position; and

  . deliver added value through customer support and services.

   We began commercial shipment of the Clarent system in March 1997. As of March 31, 1999, we had shipped the Clarent system to approximately 100 telecommunications companies in 50 countries worldwide. The Clarent system has been installed in some of the world's leading service provider networks, including those of AT&T Corporation, Chunghwa Telecom (Taiwan), Ji-Tong Communications (People's Republic of China), KDD (Japan), Korea Telecom (South Korea), KPN Telecom Netherlands, Singapore Telecom, Star Telecom (United States) and Telia Telecom (Sweden). In 1998, sales to these customers represented approximately 48% of our $14.6 million in revenue. As of March 31, 1999, we had an accumulated deficit of $13.6 million.

   We were originally incorporated under the name NetiPhone, Incorporated in California in July 1996. We changed our name to Clarent Corporation in May 1997, and we reincorporated in Delaware in June 1999. Our headquarters are located at 700 Chesapeake Drive, Redwood City, California 94063, and our telephone number is (650) 306-7511. The address of our web site is "www.clarent.com." Information contained on our web site should not be considered a part of this prospectus.

                                  The Offering

Common stock offered.............. 4,000,000 shares
Common stock to be outstanding
 after this offering.............. 26,302,944 shares(1)
Use of proceeds................... We intend to use the estimated proceeds for working capital and general corporate
                                   purposes, including increased research and
                                   development, sales and marketing and
                                   general and administrative expenditures. We
                                   may also use a portion of the proceeds for
                                   acquisitions of products and technologies
                                   or for strategic alliances.
Nasdaq National Market symbol..... CLRN

--------
(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 1999, and does not include the following:

  . 7,631,842 shares subject to options outstanding as of March 31, 1999, at a weighted average exercise price of $0.80 per share;

  . 3,200,000 shares that we could issue under stock plans, of which 1,755,170 shares were approved by the board of directors on April 8, 1999, subject to stockholder approval;

  . 202,000 shares reserved for issuance on the exercise of warrants outstanding as of March 31, 1999 to purchase Series C preferred stock and the automatic conversion of this preferred stock into common stock. These warrants will not be exercised and will expire upon the completion of this offering; and

  . 600,000 shares that may be purchased by the underwriters to cover over-allotments, if any.

                                ----------------

   Except as otherwise indicated, all information in this prospectus assumes:

  . no exercise of the underwriters' over-allotment option;

  . the issuance of a total of 1,084,806 shares of common stock immediately prior to the completion of this offering upon the exercise of warrants outstanding as of March 31, 1999, using some of the shares covered by these warrants to pay the exercise price at the initial public offering price of $15.00 per share; of which

   -- 96,440 shares of common stock will be issued upon the exercise of outstanding Series C preferred stock warrants; and

   -- 988,366 shares of common stock will be issued upon the exercise of an outstanding common stock warrant;

  . the automatic conversion of each outstanding share of preferred stock into shares of common stock immediately prior to the completion of this offering;

  . a two-for-one stock split of the common stock to be completed prior to the effectiveness of this offering; and

  . the filing of our amended and restated certificate of incorporation prior to the closing of this offering.

   Please see "Capitalization" for a more complete discussion regarding the outstanding shares of our common stock, options and warrants to purchase common stock and other related matters.

                      Summary Consolidated Financial Data
                    (in thousands, except per share amounts)

                                                    Year ended       Three months
                               Period from         December 31,     ended March 31,
                         July 2, 1996 (inception) ----------------  ----------------
                           to December 31, 1996    1997     1998     1998     1999
                         ------------------------ -------  -------  -------  -------
                                                                      (unaudited)
Consolidated Statement
 of Operations Data:
 Net revenue............          $  --           $ 3,359  $14,647  $ 2,396  $ 6,714
 Cost of revenue........             --             1,189    6,653      780    3,281
                                  -----           -------  -------  -------  -------
 Gross profit...........             --             2,170    7,994    1,616    3,433
 Operating expenses:
  Research and
   development..........            136             1,044    3,356      540    1,566
  Sales and marketing...             --             2,046    7,099    1,182    4,025
  General and
   administrative.......            140               639    2,484      176    1,357
  Amortization of
   compensation.........             --                --      879        2    1,980
  Settlement expense....             --               570       --       --       --
                                  -----           -------  -------  -------  -------
   Total operating
    expenses............            276             4,299   13,818    1,900    8,928
                                  -----           -------  -------  -------  -------
 Loss from operations...           (276)           (2,129)  (5,824)    (284)  (5,495)
 Other income (expense),
  net...................             --                70       32      (40)      16
                                  -----           -------  -------  -------  -------
 Loss before income
  taxes.................           (276)           (2,059)  (5,792)    (324)  (5,479)
 Provision for income
  taxes.................             --                --      (40)      --       --
                                  -----           -------  -------  -------  -------
 Net loss...............          $(276)          $(2,059) $(5,832) $  (324) $(5,479)
                                  =====           =======  =======  =======  =======
 Historical basic and
  diluted net loss per
  share(1)..............            N/A           $ (2.14) $ (1.65) $ (0.14) $ (1.00)
                                  =====           =======  =======  =======  =======
 Shares used to compute
  historical basic and
  diluted net loss per
  share(1)..............             --               962    3,544    2,326    5,481
                                  =====           =======  =======  =======  =======
 Pro forma basic and
  diluted net loss per
  share(1)..............                                   $ (0.42) $ (0.03) $ (0.29)
                                                           =======  =======  =======
 Shares used to compute
  pro forma basic and
  diluted net loss per
  share(1)..............                                    14,048   10,768   19,210
                                                           =======  =======  =======

                                                              March 31, 1999
                                                          ----------------------
                                                          Actual  As Adjusted(2)
                                                          ------- --------------
                                                               (unaudited)
Consolidated Balance Sheet Data:
 Cash and cash equivalents............................... $ 7,267    $61,967
 Working capital.........................................   6,996     61,696
 Total assets............................................  28,627     83,327
 Long term portion of debt...............................     784        784
 Total stockholders' equity..............................  10,313     65,013

--------
(1) See Note 12 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.
(2) Adjusted to reflect the sale of 4,000,000 shares of common stock in this offering, assuming no exercise of the underwriters' over-allotment option, at the initial public offering price of $15.00 per share and the application of the estimated net proceeds after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business operations. If any of the following risks occurs, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We have a limited operating history, which makes it difficult to evaluate our prospects.

   We are an early-stage company in the emerging IP telephony market. We were founded in July 1996 and have not generated significant revenue to date. Because of our limited operating history, we have limited insight into trends that may emerge in our market and affect our business. The revenue and income potential of the IP telephony market, and our business in particular, are unproven. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market.

Unless we generate significant revenue growth, our increasing expenses and negative cash flow will significantly harm our financial position.

  As of March 31, 1999, we had an accumulated deficit of $13.6 million. We expect to incur operating losses for the foreseeable future, and these losses may be substantial. Further, we expect to incur negative operating cash flow in the future. We expect to continue to increase capital expenditures and our research and development, sales and marketing and general and administrative expenses. We will need to generate significant revenue growth to achieve profitability and positive operating cash flow. Even if we do achieve profitability and positive operating cash flow, we may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis.

   We have experienced operating losses in each quarterly and annual period since inception. The following table shows our operating losses for the periods indicated:

   Period                                                         Operating Loss
   ------                                                         --------------
   July 2, 1996 (inception) to December 31, 1996.................  $  (276,000)
   Year ended December 31, 1997..................................   (2,129,000)
   Year ended December 31, 1998..................................   (5,824,000)
   Three months ended March 31, 1999.............................   (5,495,000)

Our operating results are volatile, and an unanticipated decline in revenue may disproportionately affect our net income or loss in a quarter.

   Our quarterly and annual operating results have varied significantly in the past and will likely vary significantly in the future. As a result, our future operating results are difficult to predict. Further, we incur expenses in significant part on our expectations of our future revenue. As a result, we expect our expense levels to be relatively fixed in the short run. Therefore, an unanticipated decline in revenue for a particular quarter may disproportionately affect our net income (loss) in that quarter.

   Any of the above factors could harm our business, financial condition and results of operations. We believe that period-to-period comparisons of our results of operations are not meaningful, and you should not rely upon them as indicators of our future performance.

If we do not reduce costs, introduce new products or increase sales volume, our gross margin may decline.

   We have experienced significant erosion in the average selling prices of our products due to a number of factors, including competitive pricing pressures, rapid technological change and sales discounts. We anticipate that the average selling prices of our products will decrease and fluctuate in the future in response to the same factors. Therefore, to maintain or increase our gross margin, we must develop and introduce new products and product enhancements on a timely basis. We must also continually reduce our costs of production. As our average selling prices decline, we must increase our unit sales volume to maintain or increase our revenue. To date, the erosion in the average selling prices has not had a material affect on our business. However, we cannot be certain that the erosion in the average selling prices will not affect our business in the future. If our average selling prices decline more rapidly than our costs of production, our gross margin will decline, which could seriously harm our business, financial condition and results of operations.

Our markets are highly competitive, and we cannot assure you that we will be able to compete effectively.

   We compete in a new, rapidly evolving and highly competitive and fragmented market. We expect competition to intensify in the future. We cannot assure you that we will be able to compete effectively. We believe that the main competitive factors in our market are product quality, features, cost and customer relationships. Our current principal competitors include 3Com Corporation, Cisco Systems, Inc., Lucent Technologies Inc., Nortel Networks Corporation and VocalTec Communications, Ltd. We also expect that other companies may enter our market with better products and technologies.

   We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. To be competitive, we must continue to invest significant resources in research and development, sales, marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition is likely to result in price reductions, reduced gross margin and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Our future ability to generate sales depends on the interoperability of our products with those of other vendors.

   While our products currently connect to the traditional system using standard interfaces, an increasing number of our customers have requested that our products interoperate with competing IP telephony products from other vendors. The interoperability standards for IP telephony equipment are evolving. If we are unable to provide our customers interoperable solutions, they may seek vendors who provide product interoperability. This could seriously harm our business, financial condition and results of operations.

If we lose key personnel, we may not be able to successfully operate our business.

   Our future success depends, in large part, on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, sales personnel and marketing personnel, may seriously harm our business, financial condition and results of operations. We will need to expand our sales operations and marketing operations in order to increase market awareness of our products and generate increased revenue. New sales personnel and marketing personnel will require training and take time to achieve full productivity. In addition, the design and installation of IP telephony solutions can be complex. Accordingly, we need highly trained professional services and customer support personnel. We currently have a small professional services and customer support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. Competition for personnel is intense, especially in the San Francisco Bay Area where we maintain our headquarters. We cannot be certain that we will successfully attract and retain additional qualified personnel. In addition, our key person life insurance policy, covering some of our key employees, may be insufficient to cover the costs associated with the loss of one of these employees.

Our failure to manage our rapid growth effectively could negatively affect our results of operations.

   Since we began commercial shipment of our products in March 1997, we have experienced a period of rapid growth and expansion that is significantly straining all of our resources. From September 30, 1998 to March 31, 1999, the number of our employees increased from approximately 70 to 155. We expect our anticipated growth and expansion to continue to place strain on our management, operational and financial resources. Our inability to manage growth effectively could seriously harm our business, financial condition and results of operations. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned operational systems, procedures and controls may not be adequate to support our future operations. Delays in the implementation of new systems or operational disruptions when we transition to new systems would impair our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis.

The IP telephony alternative may not achieve widespread acceptance, which could cause our business to fail.

   The IP telephony market is relatively new and evolving rapidly. Less than 1% of all voice calls worldwide are currently transmitted over IP-based data networks. Our ability to increase revenue in the future depends on some of both existing and future circuit-switched telephone network calls moving to IP-based data networks. The use of IP telephony for voice calls might be hindered by the:

  . reluctance of service providers that have invested substantial resources in the existing telephone network infrastructure to replace or expand their current networks with this new technology; and

  . lack of partnerships between service providers, keeping them from having global IP telephony network coverage.

   Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established telecommunications companies, about the benefits and uses of IP telephony solutions in general, our products in particular, and the need to partner with other IP telephony service providers to extend the coverage of their networks. If these efforts fail or if IP telephony does not achieve commercial acceptance, our business, financial condition and results of operations could be seriously harmed.

Our inability to introduce new products and product enhancements could prevent us from increasing revenue.

   We expect that the IP telephony market will be characterized by rapid technological change. We also expect that the increased use of IP telephony will require us to rapidly evolve and adapt our products to remain competitive. The successful operation of our business depends on our ability to develop and introduce new products and product enhancements that respond to technological changes or evolving industry standards on a timely and cost-effective basis. We cannot be certain that we will successfully develop and market these types of products and product enhancements. Our failure to produce technologically competitive products in a cost-effective manner and on a timely basis will seriously harm our business, financial condition and results of operations.

Future regulation or legislation could restrict our business or increase our cost of doing business.

   At present there are few laws or regulations that specifically address access to or commerce on the Internet, including IP telephony. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing tariffs or imposing regulations based on encryption concerns or the characteristics and quality of products and services, which could restrict our business or increase our cost of doing business. The increasing growth of the IP telephony market and popularity of IP telephony products and services heighten the risk that governments will seek to regulate IP telephony and the Internet. In addition, large, established telecommunications companies may devote substantial lobbying efforts to influence the regulation of the IP telephony market, which may be contrary to our interests.

We depend on new entrants in the service provider market to generate a portion of our revenue and our operating results may be harmed if these new entrants are not commercially viable.

   We expect to generate a portion of our revenue from new entrants in the telecommunications service provider market. Failure to generate revenue from these new entrants could have a negative impact on our business. Examples of these service providers include traditional, local, international and wholesale long distance companies, competitive local exchange carriers and Internet telephony service providers. Many of these new entrants are still building their infrastructures and rolling out their services. We cannot guarantee that any of these companies will achieve commercial viability. Given that these new entrants may be start-up operations with uncertain financial resources, we cannot be sure that these new entrants will be able to pay their obligations to us for purchase of our products on a timely basis, or at all. Some of our new entrant customers have been late in making payments to us. To date, late payments from our customers have not significantly impacted our operations. However, we cannot be certain that late payments from our customers will not impact our operations in the future. The failure of these companies to achieve commercial viability or pay their obligations to us would, in turn, seriously harm our business, financial condition and results of operations.

A loss of one or more of our key customers could cause a significant decrease in our net revenue.

   We have historically derived the majority of our revenue from a small number of customers, particularly various entities within AT&T. In 1998 entities affiliated with AT&T Corporation accounted for 36% and Technet International accounted for 12% of our net revenue. In the first quarter of 1999, entities affiliated with AT&T Corporation accounted for 25% and Technet International accounted for 32% of our net revenue. None of our customers is obligated to purchase additional products or services. Accordingly, we cannot be certain that present or future customers will not terminate their purchasing arrangements with us or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could seriously harm our business, financial condition and results of operations.

We may not be able to expand our direct sales and distribution channels, which would harm our ability to generate revenue.

   We believe that our future success is dependent upon our ability to expand our direct sales force and establish successful relationships with a variety of international distribution partners. To date, we have entered into agreements with only a small number of distribution partners that accounted for approximately 18% of net revenue for 1998 and 15% of net revenue for the first quarter of 1999. These distribution agreements typically may be terminated without cause upon 90 days notice. We cannot be certain that we will be able to reach agreement with additional distribution partners on a timely basis or at all, or that these distribution partners will devote adequate resources to marketing, selling and supporting our products. We must successfully manage our distributor relationships. In 1997 we settled a dispute with one of our distributors at a cost to us of $570,000, plus future specified discounts. We cannot guarantee that we will successfully manage our distributor relationships in the future. Our inability to generate revenue from distribution partners may harm our business, financial condition and results of operations.

Sales to customers based outside the United States have historically accounted for a significant portion of our revenue, which exposes us to risks inherent in international operations.

   International sales represented approximately 94% of net revenue in 1997, 48% in 1998 and 34% in the first quarter of 1999. Our international operations are subject to a variety of risks associated with conducting business internationally any of which could seriously harm our business, financial condition and results of operations. These risks include:

  . greater difficulty in accounts receivable collections;

  . import or export licensing and product certification requirements;

  . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  . potential adverse tax consequences, including restrictions on repatriation of earnings;

  . fluctuations in currency exchange rates;

  . seasonal reductions in business activity in some parts of the world;

  . unexpected changes in regulatory requirements;

  . burdens of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

  . difficulties and costs of staffing and managing foreign operations;

  . political instability;

  . the impact of recessions in economies outside of the United States; and

  . limited ability to enforce agreements, intellectual property and other rights in some foreign countries.

We may not be able to expand our international operations, which would reduce our ability to increase revenue.

   We currently have offices in Belgium, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan and the United Kingdom. We intend to expand the scope of our international operations, which will require us to enhance our communications infrastructure and may include the establishment of overseas assembly operations. If we are unable to expand our international operations effectively and quickly, we may be unable to successfully market, sell, deliver and support our products internationally.

Our sales cycle is typically long and unpredictable, causing us to incur expenditures prior to the receipt of orders.

   We incur research and development, and sales and marketing, including customer support, expenditures prior to receiving orders for our products from any given customer. The length of the sales cycle with a particular customer is influenced by a number of factors, including:

  . a customer's experience with sophisticated telecommunications equipment, such as our product;

  . the particular telecommunications market that the customer serves; and

  . the cost of purchasing our product, including the cost of converting from installed equipment, which may be significant.

Before we receive orders, our customers typically test and evaluate our products for a period of months or, in some cases, over a year.

   We cannot be certain that the sales cycle for our products will not lengthen in the future. In addition, the emerging and evolving nature of the IP telephony market may cause prospective customers to delay their purchase decisions as they evaluate new technologies and develop and implement new systems. As the average order size for our products grows, the process for approving purchases is likely to become more complex, leading to potential delays in receipt of these orders. As a result, our long and unpredictable sales cycle contributes to the uncertainty of our future operating results.

Delays in customer orders could have a negative impact on our results of operations for any given quarter.

   We have historically received a significant portion of our product orders near the end of a quarter. Accordingly, a delay in an anticipated receipt or delivery of a given order past the end of a particular quarter may negatively impact our results of operations for that quarter. These delays may become more likely given that we expect that the average size of our customer orders may increase. As a result, a delay in the recognition of revenue, even from just one customer, may have a significant negative impact on our results of operations for a given period. Any delay in sales of our products could result in a significant decrease in cash flow, which, in turn, could severely affect our ability to make payments as they come due and could cause our operating results to vary significantly from quarter to quarter.

We may not be able to raise capital as needed to maintain our operations.

   We expect the net proceeds from this offering, cash from operations and borrowings under our credit facility to be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial condition and results of operations. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock.

Our dependence on independent manufacturers may result in product delivery delays.

   We license technology that is incorporated into our products from independent manufacturers, including AudioCodes, Ltd. and Natural Microsystems. If these vendors fail to supply us with their components on a timely basis, we could experience significant delays in shipping our products. Although we believe there are other sources for this licensed technology, any significant interruption in the supply or support of any licensed technology could seriously harm our sales, unless and until we can replace the functionality provided by this licensed technology. Also, because our products incorporate software developed and maintained by third parties, we depend on these third parties to deliver reliable products, support these products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could seriously harm our business, financial condition and results of operations.

Our business could be harmed if we are unable to forecast our inventory needs accurately.

   Lead times for materials and components used in the assembly of our products vary significantly. If orders do not match forecasts, we may have excess or inadequate inventory of some materials and components.

Our strategy to outsource assembly and test functions in the future could delay our ability to deliver our products on a timely basis.

   We assemble and test our products at our facility in Redwood City, California. Based on volume or customer requirements, we may begin outsourcing some of our assembly and test functions. This outsourcing strategy involves risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs. In the event that any significant subcontractor were to become unable or unwilling to continue to manufacture and/or test our products in the required volumes, we would have to identify and qualify acceptable replacements. This process could be lengthy, and we cannot be sure that additional sources would be available to us on a timely basis. Any delay or increase in costs in the assembly and testing of products by third-party subcontractors, could seriously harm our business, financial condition and results of operations.

Our facilities are vulnerable to damage from earthquakes and other natural disasters.

   Our assembly facilities are located on or near known earthquake fault zones and are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. If such a disaster occurs while we still assemble our products in-house, our ability to assemble, test and ship our products would be seriously, if not completely, impaired, which would seriously harm our business, financial condition and results of operations. We cannot be sure that the insurance we maintain against fires, floods, earthquakes and general business interruptions will be adequate to cover our losses in any particular case.

Fluctuations in the values of foreign currencies could have a negative impact on our profitability.

   Due to our international operations, we incur expenses in a number of currencies. We do not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which would seriously harm our business, financial condition and results of operations. All of our sales, including international sales are currently denominated in U.S. dollars. However, we do not expect that future international sales will continue to be denominated in U.S. dollars. Fluctuations in the value of the U.S. dollar and foreign currencies may make our products more expensive than local product offerings.

Defects in our products may seriously harm our credibility and harm our business.

   We have detected and may continue to detect errors and product defects in connection with new product releases and product upgrades. These problems may affect network uptime and cause us to incur significant warranty and repair costs and cause significant customer relations problems. Service providers require a strict level of quality and reliability from telecommunications equipment suppliers. Traditional telecommunications equipment is expected to provide a 99.999% level of reliability. IP telephony products are inherently complex and frequently contain undetected software or hardware errors when first introduced or as new versions are released. In addition, the detection of errors in software products requires an unknown level of effort to correct and may delay the release of new products or upgrades or revisions to existing products, which could materially affect the market acceptance and sales of our products. If we deliver products or upgrades with undetected material software errors or product defects, our credibility and market acceptance and sales of our products may be harmed. In some of our contracts, we have agreed to indemnify our customers against certain liabilities arising from defects in our products. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. To date, product defects have not had a material negative affect on our results of operations. However, we cannot be certain that product defects will not have a material negative affect on our results of operations in the future. A material product liability claim may have significant consequences on our ability to compete effectively and generate positive cash flow and may seriously harm our business, financial condition and results of operations.

We may have difficulty identifying the source of the problem when there is a problem in a network.

   Our products must successfully integrate with products from other vendors, such as traditional telephone systems. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our products or another vendor's products, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses. The occurrence of some of these types of problems may seriously harm our business, financial condition and results of operations.

We may not have adequate protection for our intellectual property, which may make it easier for others to sell competing products.

   We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in these countries, some of which are countries in which we have sold and continue to sell products. If we fail to adequately protect our intellectual property rights, it would be easier for our competitors to sell competing products.

Our products may infringe on the intellectual property rights of third parties, which may result in lawsuits and prohibit us from selling our products.

   We believe there is a risk that third parties have filed, or will file applications for, or have received or will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. As a result, from time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to us. In addition, third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers with respect to existing or future products, trademarks or other proprietary rights. Any claims against us or customers that we indemnify against intellectual property claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology. If a claim is successful, we may be required to obtain a license or royalty agreement under the intellectual property rights of those parties claiming the infringement. If we are unable to obtain the license, we may be unable to market our products. Limitations on our ability to market our products and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement could harm our business, financial condition and results of operations.

Our failure and the failure of our key suppliers and customers to be Year 2000 compliant may negatively impact our business and results of operations.

   The Year 2000 computer issue creates a significant risk for us in at least four areas:

  . potential warranty or other claims arising from our products for failure to be Year 2000 compliant;

  . systems we use to run our business may fail or produce inaccurate results;

  . systems used by our suppliers may fail or produce inaccurate results, causing operational difficulties for us; and

  . potential customers may reduce spending on IP telephony products as a result of significant information systems spending on Year 2000 remediation or to limit additional changes to their networks during the current year.

   If any of these risks materialize, it may seriously harm our business, financial condition and results of operations.

Our existing stockholders have voting control over Clarent.

   On completion of this offering, executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately 68% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us.

New investors in our common stock will experience immediate and substantial dilution.

   The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $12.53 in net tangible book value per share of common stock. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

Our stock price may be volatile after this offering.

   Although the initial public offering price was determined based on several factors, the market price for our common stock will vary from the initial offering price after this offering. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control.

We may in the future be the target of securities class action litigation, which could be costly and time consuming to defend.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm our business, financial condition and results of operations.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change of control of Clarent.

   Certain provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

  . authorizing the board of directors to issue additional preferred stock;

  . prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   We are also subject certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met.

Substantial future sales of our shares in the public market may cause our stock price to fall.

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market during a short period of time, our stock price may decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. After completion of this offering, we will have outstanding 26,302,944 shares of common stock. All of the shares sold in this offering will be freely tradeable. All of the remaining shares are subject to lock-up arrangements between the stockholders and us or the underwriters. Of the remaining shares of common stock outstanding after this offering all will be eligible for sale in the public market 180 days following the date of this prospectus. Of these shares, 18,301,030 shares will be subject to volume limitations, under federal securities laws.

   In addition, on the date 180 days following the date of this prospectus, 2,163,852 shares will be subject to vested options.

We do not intend to pay dividends.

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth. In addition, pursuant to our bank credit facility, we cannot pay dividends without our bank's consent, with limited exceptions. Therefore, we do not expect to pay any dividends in the foreseeable future.

Special note regarding forward-looking statements.

   Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." These statements involve known and unknown risks and uncertainties, such as our plans, objectives, expectations and intentions, and other factors that may cause our, or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These factors are listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "expects," "anticipates," "intends," "may," "should," "plans," "believes," "seeks," "estimates" or the negative of such terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. You should not place undue reliance on these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We expect to receive net proceeds of approximately $54,700,000 from the sale of 4,000,000 shares of common stock, and an additional $8,370,000 from the sale of 600,000 shares if the underwriters' over-allotment option is exercised in full, at the initial public offering price of $15.00 per share.

   We intend to use the net proceeds of this offering primarily for additional working capital and other general corporate purposes, including increased research and development expenditures, sales and marketing expenditures, and general and administrative expenditures. We have not yet determined our expected use of these proceeds, but we currently estimate that we will incur approximately $11,000,000 in research and development expenditures, approximately $30,000,000 in sales and marketing expenditures and approximately $8,000,000 in general and administrative expenditures during the next 12 months.

   The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture.

   The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of the our business. In addition, under our bank credit facility, we cannot pay dividends without our bank's consent, with limited exceptions. Therefore, we currently do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into common stock; and

  . the pro forma capitalization as adjusted to give effect to (a) the sale of 4,000,000 shares of common stock offered in this offering and to give effect to the receipt of the estimated net proceeds from the sale of the shares at the initial public offering price of $15.00 per share and the application of the net proceeds from the sale and (b) the issuance of 1,084,806 shares of common stock upon the net exercise of outstanding warrants immediately prior to the completion of this offering.

   The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, the more detailed Consolidated Financial Statements and Notes of Clarent and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                        March 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Long term portion of debt...................... $    784  $    784    $    784
Stockholders' equity:
  Preferred stock: $0.001 par value, 8,000,000
   shares authorized, 6,864,241 shares issued
   and outstanding, actual; no shares issued
   and outstanding, pro forma and as adjusted..   21,024        --          --
  Common stock: $0.001 par value, 50,000,000
   shares authorized; 7,489,656 issued and
   outstanding, actual; 21,218,138 shares
   issued and outstanding, pro forma;
   26,302,944 shares issued and outstanding,
   pro forma as adjusted.......................   14,795    35,819      90,519
  Deferred compensation........................  (11,818)  (11,818)    (11,818)
  Accumulated other comprehensive loss(1)......      (42)      (42)        (42)
  Accumulated deficit..........................  (13,646)  (13,646)    (13,646)
                                                --------  --------    --------
    Total stockholders' equity.................   10,313    10,313      65,013
                                                --------  --------    --------
    Total capitalization....................... $ 11,097  $ 11,097    $ 65,797
                                                ========  ========    ========

--------
(1) See Note 1 to the Consolidated Financial Statements for an explanation of accumulated other comprehensive loss.

   This table excludes the following shares as of March 31, 1999:

  . 7,631,842 shares subject to options outstanding as of March 31, 1999, at a weighted average exercise price of $0.80 per share;

  . 3,200,000 additional shares that could be issued under our stock plans, of which 1,755,170 shares were approved by the board of directors on April 8, 1999, subject to stockholder approval; and

  . 202,000 shares reserved for issuance on the exercise of warrants outstanding as of March 31, 1999 to purchase Series C preferred stock and the automatic conversion of this preferred stock into common stock. These warrants will not be exercised and will expire upon the completion of this offering.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 1999 was $10,313,000, or approximately $0.46 per share after giving effect to the issuance of 1,084,806 shares of common stock upon the net exercise of outstanding warrants and the conversion of all outstanding preferred stock into common stock on a pro forma basis for the period immediately prior to the completion of this offering. Pro forma net tangible book value per share represents the amount of our total assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 4,000,000 shares of common stock in this offering at the initial public offering price of $15.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at March 31, 1999 would have been $65,013,000, or approximately $2.47 per share. This represents an immediate increase in pro forma net tangible book value of $2.01 per share to existing stockholders and an immediate dilution in net tangible book value of $12.53 per share to new investors of common stock in this offering. The following table illustrates this dilution on a per share basis:

   Initial public offering price per share.......................       $15.00
     Pro forma net tangible book value per share as of March 31,
      1999....................................................... $0.46
     Increase in net tangible book value per share attributable to new investors...........................................  2.01
                                                                  -----
   Pro forma net tangible book value per share after offering....         2.47
                                                                        ------
   Dilution in net tangible book value per share to new
    investors....................................................       $12.53
                                                                        ======

   The following table sets forth, on a pro forma basis as of March 31, 1999, after giving effect to the conversion of all outstanding preferred stock into common stock, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at the initial public offering price of $15.00 per share.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent per Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 22,302,944   84.8% $21,237,000   26.1%  $ 0.95
   New investors...............  4,000,000   15.2   60,000,000   73.9   $15.00
                                ----------  -----  -----------  -----
     Total..................... 26,302,944  100.0% $81,237,000  100.0%
                                ==========  =====  ===========  =====

   This table excludes the following shares as of March 31, 1999:

  . 7,631,842 shares subject to options outstanding as of March 31, 1999, at a weighted average exercise price of $0.80 per share;

  . 3,200,000 additional shares that could be issued under our stock plans, of which 1,755,170 shares were approved by the board of directors on April 8, 1999, subject to stockholder approval; and

  . 202,000 shares reserved for issuance on the exercise of warrants outstanding as of March 31, 1999 to purchase Series C preferred stock and the automatic conversion of this preferred stock into common stock. These warrants will not be exercised and will expire upon the completion of this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated balance sheet data as of December 31, 1996 has been derived from consolidated financial statements not included in this prospectus, which were audited by Ernst & Young LLP, independent auditors. The selected consolidated statement of operations data for the period from July 2, 1996 (inception) to December 31, 1996 and the two years in the period ended December 31, 1998, and the related consolidated balance sheet data as of December 31, 1997 and 1998, are derived from the consolidated financial statements of the company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The data should be read in conjunction with the consolidated financial statements. The selected consolidated balance sheet data at March 31, 1999 and the selected statement of operations data for the three month periods ended March 31, 1998 and 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair statement of the results for those periods. The operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999 or any other interim period or future fiscal year.

                                                                     Three months
                                                    Year ended       ended March
                               Period from         December 31,          31,
                         July 2, 1996 (inception) ----------------  ---------------
                           to December 31, 1996    1997     1998     1998    1999
                         ------------------------ -------  -------  ------  -------
                                                                     (unaudited)
                                (in thousands, except per share amounts)
Consolidated Statement
 of Operations Data:
Net revenue.............          $  --           $ 3,359  $14,647  $2,396  $ 6,714
Cost of revenue.........             --             1,189    6,653     780    3,281
                                  -----           -------  -------  ------  -------
Gross profit............             --             2,170    7,994   1,616    3,433
Operating expenses:
  Research and
   development..........            136             1,044    3,356     540    1,566
  Sales and marketing...             --             2,046    7,099   1,182    4,025
  General and
   administrative.......            140               639    2,484     176    1,357
  Amortization of
   compensation.........             --                --      879       2    1,980
  Settlement expense....             --               570       --      --       --
                                  -----           -------  -------  ------  -------
    Total operating
     expenses...........            276             4,299   13,818   1,900    8,928
                                  -----           -------  -------  ------  -------
Loss from operations....           (276)           (2,129)  (5,824)   (284)  (5,495)
Other income (expense),
 net....................             --                70       32     (40)      16
                                  -----           -------  -------  ------  -------
Loss before income
 taxes..................           (276)           (2,059)  (5,792)   (324)  (5,479)
Provision for income
 taxes..................             --                --      (40)     --       --
                                  -----           -------  -------  ------  -------
Net loss................          $(276)          $(2,059) $(5,832) $ (324) $(5,479)
                                  =====           =======  =======  ======  =======
Historical basic and
 diluted net loss
 per share(1)...........            N/A           $ (2.14) $ (1.65) $(0.14) $ (1.00)
                                  =====           =======  =======  ======  =======
Shares used to compute
 historical basic and
 diluted net loss per
 share(1)...............             --               962    3,544   2,326    5,481
                                  =====           =======  =======  ======  =======
Pro forma basic and
 diluted net loss per
 share(1)...............                                   $ (0.42) $(0.03) $ (0.29)
                                                           =======  ======  =======
Shares used to compute
 pro forma basic and
 diluted net loss
 per share(1)...........                                    14,048  10,768   19,210
                                                           =======  ======  =======

                                                    December 31,
                                                 -------------------  March 31,
                                                 1996  1997   1998      1999
                                                 ---- ------ ------- -----------
                                                   (in thousands)    (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................... $147 $  474 $11,903   $ 7,267
Working capital.................................  146    781  11,531     6,996
Total assets....................................  244  2,818  25,177    28,627
Long term portion of debt.......................   --     --      --       784
Total stockholders' equity......................  242  1,334  13,764    10,313

--------
(1) See Note 12 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We are a leading provider of IP telephony systems. We were incorporated in July 1996 and commenced sales of our products in March 1997. Prior to March 1997, we had no sales and our operations consisted primarily of various start-up activities, such as research and development, recruiting personnel and raising capital. We first recognized revenue from product sales in March 1997. We generated net revenue of $3.4 million in 1997, $14.6 million in 1998 and $6.7 million in the three months ended March 31, 1999. We incurred net losses of $276,000 in 1996, $2.1 million in 1997, $5.8 million in 1998 and $5.5 million in the three months ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of $13.6 million.

   We generate revenue from sales of our integrated hardware and software products and from maintenance and support of those products. Revenue derived from product sales, largely sales of our Clarent Gateway products measured in the number of ports, constituted 99% of net revenue in 1997, 94% of net revenue in 1998 and 91% of net revenue in the three months ended March 31, 1999. A port is the connection between the traditional telephone system and the IP telephony system. Each port handles a single call and can have the capacity to handle 8,000 to 10,000 call minutes per month. Telecommunications service providers bill their customers based on the minutes transmitted through their IP telephony systems. Although service revenue does not currently constitute a material portion of our revenue, we believe service revenue will become an increasing portion of our revenue. Product revenue is generally recognized upon shipment. Service revenue includes revenue from implementation and integration services, system management services, warranty coverage and customer support. Revenue from implementation and system integration services is recognized as the services are performed, while revenue from system management services, warranty coverage and customer support is recognized ratably over the period of the contract.

   We sell our products primarily through our direct sales force and, to a lesser extent, through distribution channels. We have sales and support offices in Belgium, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan, the United Kingdom and the United States. We intend to increase sales through distribution channels. In 1998, we expanded the breadth of our support services by establishing a professional services group to provide product installation and customization, technical support, customer training and product maintenance.

   Net revenue from international sales totaled $3.1 million or approximately 94% of net revenue in 1997, $7.1 million or approximately 48% of net revenue in 1998 and $2.3 million or approximately 34% of net revenue in the three months ended March 31, 1999. We expect that over time we may derive a majority of our revenue from foreign-based service providers, subjecting our revenue stream to risks from economic uncertainties, currency fluctuations, political instability and uncertain cultural and regulatory environments.

   Cost of revenue consists of component and material costs, direct labor costs, warranty costs, royalties, overhead related to manufacturing our products and customer support costs, as well as materials, travel and labor costs related to personnel engaged in our service operations. Our gross margin is affected by changes in the average selling price of our products and the proportion of our net revenue derived from the sale of software and services. Software sales, which typically carry higher gross margin than hardware sales, currently make up only a fraction of our net revenue. However, we expect that the proportion of software sales will increase in the future. Service sales, which typically carry a lower gross margin than product sales, currently make up a small proportion of our net revenue. We expect the proportion of service revenue to increase in the future. The net impact that the increased proportion of sales of both software and services will have on our total gross margin cannot be determined at this time. Furthermore, we expect to derive an increasing proportion of our net revenue from the sale of our products through distribution channels. Revenue derived from indirect sales typically carries a lower gross margin than direct sales. As a result, we expect the increased proportion of net revenue derived from indirect sales to have a negative impact on our total gross margin in the future.

   Research and development expenses consist primarily of compensation and related costs for research and development personnel and expenses for testing facilities and equipment. We also make separate investments in engineering personnel and equipment to assure timely response to problems and correction of stability issues in our products. We expect to continue to make substantial investments in research and development and anticipate that research expenses will continue to increase in absolute dollars.

   Sales and marketing expenses consist primarily of compensation and related costs for sales personnel, marketing personnel, sales commissions, marketing programs, public relations, promotional materials, travel expenses and trade show exhibit expenses. We expect to incur substantial expenditures related to sales and marketing activities, the recruitment of additional sales and marketing personnel and the expansion of our domestic and international distribution channels.

   General and administrative expenses consist primarily of salaries and related expenses, finance, accounting and human resources expenses, professional fees, bad debt expenses and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business and operation as a public company, and increase our exposure to bad debt expenses arising from obligations to us from our customers, particularly new entrants.

   We expect each of these operating expense categories, research and development, sales and marketing and general and administrative, to increase in absolute dollars. However, the percentage of net revenue that each of these categories represents will vary depending on the rate of our revenue growth and investments that may be required to support the development of new products and our penetration of new markets.

   We have a limited operating history and face a number of risks encountered by early stage companies. These risks include, among others:

  . the market acceptance of IP telephony solutions;

  . our ability to anticipate and respond to changing market conditions, including competition;

  . our ability to retain key customers; and

  . our dependence upon key personnel.

   Also, we had stability issues when we released Version 3.0 of the Clarent Gateway. These issues have been resolved. To date, product defects have not had a material impact on our results of operations. We cannot be certain that product defects will not occur in the future. Management has significantly increased product development resources and quality assurance test processes to address stability issues.

   In addition, although our revenue has grown in recent quarters, we cannot be certain that our revenue will continue to grow or that we will achieve or maintain profitability in the future. We expect to continue to experience significant growth in research and development, sales and marketing and general and administrative expenses as we attempt to expand our business and maintain or improve our market position. We cannot accurately predict the future growth rate, if any, or the ultimate size of our market. In addition, our ability to increase revenue and achieve or maintain profitability depends on a number of factors outside our control, including the extent to which:

  . our products are able to gain market acceptance;

  . our competitors develop competing products; and

  . our distributors and other marketing partners dedicate resources to selling our products.

   Furthermore, we have experienced significant erosion of average selling prices due to a number of factors, including competitive pricing pressures, rapid technological change and increases in sales discounts. We anticipate that the average selling prices of our products will decrease in the future in response to the same factors. Therefore, to maintain or increase our gross margin, we must develop and introduce new products and product enhancements to stabilize our existing products, on a timely basis and continually reduce our product costs. Our failure to do so will cause our revenue to grow more slowly and our gross margin to decline, which will seriously harm our business, financial condition and results of operations.

   Because of continuing and substantial capital expenditures and increasing research and development, sales and marketing and general and administrative expenses, we will need to generate significant revenue growth to achieve profitability and positive operating cash flow. Even if we do achieve profitability and positive cash flow, we may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis.

Results of Operations

   Prior to the first quarter of 1997, our operations were limited and consisted primarily of start-up activities. Expenses of $276,000 for 1996 were comprised of payroll and related costs for research and development and general and administrative personnel. Accordingly, we believe that year-to-year comparisons of 1996 against 1997, and 1997 against 1998, are not meaningful.

   The following table presents certain consolidated statement of operations data for the periods indicated as a percentage of total net revenue.

                                                                   Three
                                                Year ended        months
                                                 December       ended March
                                                    31,             31,
                                                -------------   -------------
                                                1997    1998    1998    1999
                                                -----   -----   -----   -----
   As a Percentage of Net Revenue:
   Net revenue................................. 100.0%  100.0%  100.0%  100.0%
   Cost of revenue.............................  35.4    45.4    32.6    48.9
                                                -----   -----   -----   -----
   Gross margin................................  64.6    54.6    67.4    51.1
   Operating expenses:
     Research and development..................  31.1    22.9    22.5    23.3
     Sales and marketing.......................  60.9    48.4    49.4    60.0
     General and administrative................  19.0    17.0     7.3    20.2
     Amortization of compensation..............    --     6.0      --    29.5
     Settlement expense........................  17.0      --      --      --
                                                -----   -----   -----   -----
       Total operating expenses................ 128.0    94.3    79.2   133.0
                                                -----   -----   -----   -----
   Loss from operations........................ (63.4)  (39.7)  (11.8)  (81.9)
   Other income (expense), net.................   2.1     0.2    (1.6)    0.3
                                                -----   -----   -----   -----
   Loss before income taxes.................... (61.3)  (39.5)  (13.4)  (81.6)
   Provision for income taxes..................    --    (0.3)     --      --
                                                -----   -----   -----   -----
   Net loss.................................... (61.3)% (39.8)% (13.4)% (81.6)%
                                                =====   =====   =====   =====

 Comparison of Three Months Ended March 31, 1998 and 1999

 Net Revenue

   Net revenue consists of sales of both our integrated hardware and software products, as well as revenue generated from the maintenance and support of those products. Net revenue increased from $2.4 million in the three months ended March 31, 1998 to $6.7 million in the three months ended March 31, 1999. The increase in net revenue was largely due to a 608% increase in port volume of our Clarent Gateway products sold partially offset by a decrease of approximately 73% in our average per port selling prices for those products. Entities affiliated with AT&T Corporation accounted for 61% and no revenue was generated from Technet International in the three months ended March 31, 1998. Entities affiliated with AT&T Corporation accounted for 25% and Technet International accounted for 32% of net revenue in the three months ended March 31, 1999.

 Cost of Revenue

   Cost of revenue increased from $780,000 in the three months ended March 31, 1998 to $3.3 million in the three months ended March 31, 1999. Gross margin decreased from 67% in the three months ended March 31, 1998 to 51% in the three months ended March 31, 1999. The decline was a result of decreases in the average selling prices of our products, offset to a slight degree by a decrease in the material cost of our products.

   The mix of products we sell will significantly impact our gross margin. We expect a negative impact on our gross margin from the introduction of new integrated hardware and software products and new versions of existing integrated hardware and software products. However, we expect that increased sales of our software products both in absolute dollars and as a percentage of net revenue to positively impact our gross margin. The net impact that the increased proportion of sales of both software and services will have on our gross margin cannot be determined at this time.

 Research and Development Expenses

   Research and development expenses increased from $540,000 in the three months ended March 31, 1998 to $1.6 million in the three months ended March 31, 1999. Research and development expenses consist of payroll and related expenses for research and development personnel, costs related to systems infrastructure and third-party consultants. The absolute dollar increases in research and development expenses from period to period were attributable to increases in the number of research and development personnel. Research and development expenses remained consistent as a percentage of net revenue at 23% in the three months ended March 31, 1998 and March 31, 1999.

 Sales and Marketing Expenses

   Sales and marketing expenses increased from $1.2 million in the three months ended March 31, 1998 to $4.0 million in the three months ended March 31, 1999. Sales and marketing expenses consist primarily of payroll and related expenses for personnel engaged in sales and marketing, as well as public relations and marketing communications expenditures. The absolute dollar increase in sales and marketing expenses from period to period was primarily attributable to a $1.6 million or 58% increase in personnel and related expenses required to implement our sales and marketing strategy and, to a lesser extent, increased public relations and other promotional expenses. The growth rate of sales and marketing expenses exceeded the growth rate of net revenue for the period because we were adding sales and marketing personnel and spending on promotional activities in anticipation of increased future sales.

 General and Administrative Expenses

   General and administrative expenses increased from $176,000 in the three months ended March 31, 1998 to $1.4 million in the three months ended March 31, 1999. General and administrative expenses consist primarily of payroll and related costs for general corporate functions, including finance, accounting, business development, human resources, facilities and administration, as well as legal fees and fees for professional services. The absolute dollar increases in general and administrative expenses from period to period were due to a $575,000 or 47% increase in general and administrative personnel expenses, a $197,000 or 16% increase in professional service fees and a $354,000 or 29% increase in the charge for the allowance for doubtful accounts. The growth rate of general and administrative expenses exceeded the growth in net revenue for the period because we were adding infrastructure to support a larger organization.

 Amortization of Compensation

   In connection with stock option grants in 1999, an additional $11.1 million of deferred compensation was recorded for the three months ended March 31, 1999. Amortization of compensation expense includes the amortization of stock compensation charges resulting from the granting of stock options at prices below the deemed fair value of our common stock. These amounts are being amortized using the accelerated method over the vesting period of the stock options. Of the total deferred compensation, approximately $1,271,000 was amortized during the first quarter of 1999. Including those amounts recorded in the first quarter of 1999, we expect to amortize approximately $7.0 million of this deferred compensation expense in 1999, $3.8 million in 2000, $1.7 million in 2001 and $537,000 in 2002.

   Amortization of compensation also includes compensation charges associated with the granting of a warrant for advisory services to an investor. Amortization of compensation totaled $709,000 for the three months ended March 31, 1999. We terminated the advisory services arrangement in June 1999 which caused the unvested portion of the warrant to become fully vested. In connection with this termination, we will record a compensation charge totaling approximately $11.6 million in the quarter ending June 30, 1999.

 Fiscal Years Ended December 31, 1997 and 1998

 Net Revenue

   We began generating net revenue in the first quarter of 1997. Net revenue increased from $3.4 million in 1997 to $14.6 million in 1998. The increase in net revenue was due to a 667% increase in port volume of our Clarent Gateway products sold partially offset by a decrease of approximately 52% in our average per port selling prices for those products. A limited number of customers have historically accounted for a substantial portion of our net revenue. Entities affiliated with AT&T Corporation accounted for 46% and Wherever Computer Technology Company Limited accounted for 35% of net revenue in 1997. Entities affiliated with AT&T Corporation accounted for 36% and Technet International accounted for 12% of net revenue in 1998.

 Cost of Revenue

   Cost of revenue increased from $1.2 million in 1997 to $6.7 million in 1998. Gross margin declined from 65% in 1997 to 55% in 1998. The decline was a result of decreases in average selling prices in our products, offset to a slight degree by a decrease in the material cost of our products.

 Research and Development Expenses

   Research and development expenses increased from $1.0 million in 1997 to $3.4 million in 1998. The absolute dollar increases in research and development expenses from period to period were attributable to increases in the number of research and development personnel. Research and development expenses decreased as a percentage of net revenue from 31% in 1997 to 23% in 1998 because the growth rate of net revenue exceeded the growth rate of research and development expenses for the period.

 Sales and Marketing Expenses

   Sales and marketing expenses increased from $2.0 million in 1997 to $7.1 million in 1998. The absolute dollar increases in sales and marketing expenses from period to period were primarily attributable to a $3.4 million or 67% increase in personnel and related expenses required to implement our sales and marketing strategy and, to a lesser extent, increased public relations, advertising and other promotional expenses. Sales and marketing expenses decreased as a percentage of net revenue from 61% in 1997 to 49% in 1998 primarily due to increased productivity of our sales personnel and increased net revenue in such periods.

 General and Administrative Expenses

   General and administrative expenses increased from $639,000 in 1997 to $2.5 million in 1998. The absolute dollar increases in general and administrative expenses from period to period were due to a $198,000 or 11% increase in general and administrative personnel expenses, a $371,000 or 20% increase in professional services fees, a $733,000 or 39% increase in the charge for the allowance for doubtful accounts and, to a lesser extent, increased facility expenses to support the growth of our operations.

 Amortization of Compensation

   In connection with some stock option grants in 1998, $2.3 million in deferred compensation has been recorded. Amortization of compensation expense reflects the amortization of stock compensation charges resulting from the granting of stock options at prices below the deemed fair value of our common stock. These amounts are being amortized using the accelerated method over the vesting period of the stock options. Of the total deferred compensation, approximated $522,000 was amortized in 1998.

   Amortization of compensation also includes compensation charges associated with the granting of a warrant for advisory services to an investor. Amortization of compensation related to the warrant totaled $357,000 for the year ended December 31, 1998.

 Settlement Expense

   Settlement expense totaled $570,000 in 1997 and consisted of our legal expenses and the settlement expense that we paid in connection with a dispute with one of our distributors. Under the terms of the settlement agreement, we made cash payments to the distributor of $250,000 and granted the distributor a 5% increase in its existing discount rate for a specific quantity of its purchases from us in 1998. In addition, under the terms of the settlement agreement, we issued 45,592 shares of Series C preferred stock to the distributor at a value of $6.58 per share in August 1998.

 Income Taxes

   In 1997 we incurred net losses for federal and state income tax purposes and did not recognize any income tax provision or benefit during such period. In 1998 we recorded a provision for income taxes of $40,000 related to current foreign income tax provided on the profits attributable to our foreign operations. As of December 31, 1998, we had $2.0 million of federal and $1.4 million of state net operating loss carryforwards to offset future taxable income. The difference between available net operating losses and our accumulated deficit as reported for financial statement purposes is principally the result of differences in the tax treatment of our deferred revenue, which totaled $4.4 million as of December 31, 1998.

   We cannot assure you that we will realize the benefit of the net operating loss carryforwards and have therefore set up a full valuation allowance against these deferred tax assets. The federal and state net operating loss carryforwards will expire at various dates beginning in fiscal year 2004 through 2018, if we do not use them. Due to the "change of ownership" provisions of the Internal Revenue Code, the availability of our pre 1998 net operating loss and tax credit carryforwards are subject to an annual limitation against taxable income in future periods. Post 1997 net operating loss and tax credit carryforwards could also be subject to a substantial annual limitation if future ownership changes should occur. It is likely that the shares to be issued in this offering will create this type of change.

Quarterly Results of Operations

   The following tables present some consolidated statements of operations data for our five most recent quarters ended March 31, 1999, in dollars and as a percentage of net revenue. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the unaudited information for the quarters presented. You should read this information in conjunction with the consolidated financial statements, including the related notes, included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that we might achieve for any subsequent periods.

                                             Quarter Ended
                             ---------------------------------------------------
                             Mar. 31,  June 30,   Sept. 30,  Dec. 31,   Mar. 31,
                               1998      1998       1998       1998       1999
                             --------  --------   ---------  --------   --------
                                  (in thousands, except percentages)
Consolidated Statement of
 Operations Data:
Net revenue................   $2,396   $ 3,083     $ 3,269   $ 5,899    $ 6,714
Cost of revenue............      780     1,396       1,469     3,008      3,281
                              ------   -------     -------   -------    -------
Gross profit...............    1,616     1,687       1,800     2,891      3,433
Operating expenses:
  Research and
   development.............      540       698         843     1,275      1,566
  Sales and marketing......    1,182     1,553       1,970     2,394      4,025
  General and
   administrative..........      176       554         770       984      1,357
  Amortization of
   compensation............        2        84         335       458      1,980
                              ------   -------     -------   -------    -------
   Total operating
    expenses...............    1,900     2,889       3,918     5,111      8,928
                              ------   -------     -------   -------    -------
Loss from operations.......     (284)   (1,202)     (2,118)   (2,220)    (5,495)
Other income (expense),
 net.......................      (40)     (101)         92        81         16
                              ------   -------     -------   -------    -------
Loss before income taxes...     (324)   (1,303)     (2,026)   (2,139)    (5,479)
Provision for income
 taxes.....................       --         1           2       (43)        --
                              ------   -------     -------   -------    -------
Net loss...................   $ (324)  $(1,302)    $(2,024)  $(2,182)   $(5,479)
                              ======   =======     =======   =======    =======

As a Percentage of Net
 Revenue:
Net revenue................      100%      100%        100%      100%       100%
Cost of revenue............       33        45          45        51         49
                              ------   -------     -------   -------    -------
Gross margin...............       67        55          55        49         51
Operating expenses:
  Research and
   development.............       23        23          26        22         23
  Sales and marketing......       49        50          60        40         60
  General and
   administrative..........        7        18          24        17         20
  Amortization of
   compensation............       --         3          10         8         30
                              ------   -------     -------   -------    -------
   Total operating
    expenses...............       79        94         120        87        133
                              ------   -------     -------   -------    -------
Loss from operations.......      (12)      (39)        (65)      (38)       (82)
Other income (expense),
 net.......................       (2)       (3)          3         2         --
                              ------   -------     -------   -------    -------
Loss before income taxes...      (14)      (42)        (62)      (36)       (82)
Provision for income
 taxes.....................       --        --          --        (1)        --
                              ------   -------     -------   -------    -------
Net loss...................      (14)%     (42)%       (62)%     (37)%      (82)%
                              ======   =======     =======   =======    =======

   Our operating expenses have increased significantly in absolute dollars, but not as a percentage of net revenue, in each quarter since inception as we have transitioned from the development stage to the commercialization of our products and services and expansion of our business. We expect to incur an increase in operating expenses in the future as we attempt to expand our business. To the extent that these expenses are not accompanied by an increase in net revenue, our business, results of operations and financial condition could be adversely affected.

   In the quarters subsequent to March 31, 1998, we experienced a significant decrease in average selling prices which decreased our gross margin percentage through the quarter ended December 31, 1998. Gross margin percentage for the quarter ended March 31, 1999 increased primarily due to lower product costs.

   In the quarter ended September 30, 1998, we experienced a significant increase in operating expenses, both in absolute dollars and as a percentage of net revenue. We hired additional employees in anticipation of customer orders that were subsequently delayed or cancelled. These delays and cancellations were attributable primarily to the anticipated release of a new version of our product and the weak economic conditions in Asia.

   We expect our operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Consequently, we believe that period-to-period comparisons of our operating results may not necessarily be meaningful, and as a result, you should not rely on them as an indication of future performance.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of convertible preferred stock, which totaled $18.5 million in aggregate net proceeds through December 31, 1998. We have also financed our operations through lines of credit, of which $2.5 million had been drawn down as of December 31, 1998.

   Net cash used in operating activities was $276,000 in 1996, $2.3 million in 1997, $5.8 million in 1998, $1.5 million for the three months ended March 31, 1998 and $4.0 million for the three months ended March 31, 1999. For 1997, cash used in operating activities was attributable primarily to a net loss of $2.1 million, an increase in trade accounts receivable of $777,000 and an increase in inventory of $889,000 due to anticipated growth in expected product revenues, offset in part by increases in accounts payable and accrued liabilities of $1.3 million. For 1997 the increase in accounts receivable was entirely related to our increase in sales. For 1998, cash used in operating activities was attributable primarily to a net loss of approximately $5.8 million, and increases in trade accounts receivable of $6.2 million and inventory of $2.7 million. For 1998, the increase in accounts receivable was primarily the result of higher sales levels during the fourth quarter. During the year ended December 31, 1998, we increased our allowance for doubtful accounts by $769,000 to address potential exposures related to an increase in international sales and changes in the composition of our customer base to include more international and new entrant customers. There was no deferred revenue recognized on sales to these customers, as collectibility was probable under the software revenue recognition rules.

   In addition, we deferred recognition of revenue on some sales where collectibility was not probable because of the fact that in some sales arrangements, payment terms are for periods that are longer than our normal terms. Because we have not established a payment history with some of these customers, we concluded that the fees in these arrangements were not "fixed and determinable" as defined by the software revenue recognition rules. For these arrangements, we perform normal credit checks but concluded that revenue should be deferred until such time as payments become due or probable. The amount of deferred revenue as a result of not meeting the fixed and determinable criteria totaled $1,366,000 at December 31, 1998 and $3,476,000 at March 31, 1999. No
provision for doubtful accounts has been established for these deferred revenue arrangements. The cash used in operating activities was offset in part by depreciation of approximately $516,000, amortization of compensation of $879,000 and increases in accounts payable and accrued liabilities of approximately $3.4 million and an increase in deferred revenue of approximately $4.3 million.

   Net cash used in operating activities for the three months ended March 31, 1998 was attributable primarily to a net loss of approximately $324,000 and increases in trade accounts receivable of $1.7 million and inventory of $710,000 partially offset by depreciation of $53,000, increases in accounts payable and accrued liabilities of $538,000 and increases in deferred revenue of $583,000. Net cash used in operating activities for the three months ended March 31, 1999 was attributable primarily to a net loss of approximately $5.5 million and increases in trade accounts receivable of $4.1 million and inventory of $2.0 million partially offset by depreciation of $346,000, amortization of compensation of $2.0 million, increases in accounts payable of $3.0 million and increases in deferred revenue of $2.3 million. The increase in inventory for the three months ended March 31, 1999 was primarily in anticipation of expected growth in product revenue as well as a greater need for evaluation units. The increase in accounts receivable for the three months ended March 31, 1999 is primarily the result of increased sales which occurred during the last month of the quarter. In addition we increased our allowance for doubtful accounts to address the increase in our accounts receivable balance.

   Net cash used in investing activities was approximately $95,000 in 1996, $555,000 in 1997, $2.2 million in 1998, $103,000 for the three months ended March 31, 1998 and $2.2 million for the three months ended March 31, 1999. For each of these periods, cash used in investing activities was attributable to purchases of property and equipment.

   Net cash provided by financing activities was $518,000 in 1996, $3.2 million in 1997, $19.5 million in 1998, $2.6 million for the three months ended March 31, 1998 and $1.6 million for the three months ended March 31, 1999. For 1996 and 1997, cash provided by financing activities was attributable principally to proceeds from the issuance of preferred stock. In 1998 cash provided by financing activities was attributable to $14.8 million in proceeds from the issuance of preferred stock, $2.5 million of short-term borrowings and $2.6 million of funds received from the issuance of bridge notes convertible into Series C preferred stock offset by $550,000 in repayment of those bridge notes. For the three months ended March 31, 1998, cash provided by financing activities was attributable primarily to $2.6 million in proceeds from the issuance of bridge notes. For the three months ended March 31, 1999, cash provided by financing activities was attributable primarily to $1.6 million in proceeds from our line of credit and equipment term loan facility.

   As of March 31, 1999, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We also may establish additional operations as we expand globally.

   From July 2, 1996 through December 31, 1998, we issued warrants to purchase 160,266 shares of Series C preferred stock at prices ranging from $5.59 to $6.58 per share and 1,760,000 shares of common stock at a price of $0.05 per share. Warrants for 768,238 shares of common stock have been exercised and warrants for 59,266 shares of Series C preferred stock and 991,672 shares of common stock are exercisable as of March 31, 1999. All of these warrants expire upon the completion of an initial public offering and are being exercised prior to the completion of this offering. See Notes 2 and 4 of Notes to Consolidated Financial Statements.

   In February 1998, we obtained $2.6 million in bridge financing in the form of promissory notes from several investors and other parties. In June 1998, approximately $2.1 million of the promissory notes were converted to Series C preferred stock and the remainder was repaid.

   In May 1998, we established a $5.0 million line of credit with a financial institution. The effective interest rate on this credit facility is equal to one-half of one percentage point above the prime rate. Borrowings under this agreement are limited to our eligible receivable base. The terms of the line of credit agreement establish affirmative and negative covenants, under which we must maintain certain financial ratios and reporting practices. We failed to comply with financial covenants related to the liquidity, tangible net worth and the maximum permitted loss required under the agreement as of December 31, 1998. The financial institution waived these events of default. On February 16, 1999, the financial institution increased the line of credit to $7.0 million, extended an additional $3.0 million equipment term loan facility, and revised these financial ratios. At March 31, 1999 we failed to comply with the liquidity, tangible net worth and maximum loss financial covenants. The financial institution waived these events of default and has renegotiated new covenants. The revised covenants require a minimum liquidity ratio of 1.25-to-1, minimum tangible net worth of $9.5 million (increasing to $15 million effective as of the last day of the month in which we complete our initial public offering), minimum liquidity coverage of 2-to-1 and quarterly net losses, adjusted to exclude the amortization of deferred compensation, of less than $2.75 million for the quarter ended June 30, 1999, $2.8 million for the quarter ended September 30, 1999 and $1.0 million for the quarter ended December 31, 1999. As of March 31, 1999, $2.8 million was outstanding under this line of credit and $1.3 million was outstanding under the equipment term loan facility. At March 31, 1999, we had $1.2 million available under our line of credit and $1.7 million unused under our equipment term loan facility.

   We believe that the net proceeds from this offering, together with our current cash, cash equivalents and borrowing capacity will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or increase the available borrowings under our line of credit. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish between 20th and 21st century dates. This may result in software failures or the creation of erroneous results.

   We have conducted the first phases of a Year 2000 readiness review for the prior and current versions of our products. The review includes assessment, implementation, including remediation, modifications, where necessary, of current product versions, validation testing and contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

   We have largely completed all phases of this plan, except for contingency planning, for the prior and current versions of our products. As a result, all current versions of our products are "Year 2000 compliant," as defined below, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the computer on which our products run and any other software used with or in the computer on which our products run, prior versions of our products are also Year 2000 compliant. We are also supplying our customers who use prior versions of our products with software updates for the third party supplied software components of our products to make those versions Year 2000 compliant. We have not tested our products on all platforms or all versions of operating systems that we currently support.

   We define "Year 2000 compliant" as the ability to:

  . correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

  . function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

  . where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

  . if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and

  . recognize the year 2000 as a leap year.

   We have tested software obtained from third parties that is incorporated into our products, and we are seeking assurances from our vendors that licensed software is Year 2000 compliant. Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results or financial condition. Some industry analysts have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

   Our internal systems include both our information technology, or IT, and non-IT systems. We have initiated an assessment of our material internal IT systems, including both our own software products and third-party software and hardware technology, but we have not initiated an assessment of our non-IT systems. We expect to complete testing of our IT systems in the third quarter of 1999. If our IT systems are not Year 2000 compliant, we may not have allowed sufficient time for remediation of any deficiencies. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from vendors that their systems are Year 2000 compliant. We are currently scheduled to complete our initial inventory/assessments of our non-IT systems by June 30, 1999. We have completed the inventory/assessment of licensed software included in our products and have confirmed that the licensed software that we incorporate in our products is Year2000 compliant. This confirmation has been achieved through a combination of internal testing, vendor's Year2000 Readiness Disclosures, and an ongoing certification program addressing all of our suppliers and vendors.

   We are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the Year 2000. Our costs incurred through December 31, 1998, have totaled less than $25,000. We expect to incur less than $100,000 in costs to complete our Year 2000 compliance efforts. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

   We do not currently have any information concerning the Year 2000 compliance status of our customers. If our current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures to address Year 2000 compliance problems, our business could suffer.

   We have funded our Year 2000 plan from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material. We expect to incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with Year 2000 compliance that could adversely affect our business, results of operations, and financial condition.

   We have not yet developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. However, we have appointed a cross-functional group to develop our plan by the end of July 1999. The overall cost of developing and implementing our plan may be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. We are required to adopt SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 is not expected to have a material impact on our consolidated financial statements.

   In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9. "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions", or SOP 98-9. SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. We will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. The adoption of SOP 98-9 is not expected to have a material impact on our consolidated financial statements.

Financial Market Risk

   Our financial market risk includes risks associated with international operations and related foreign currencies. We anticipate that international sales will continue to account for a significant portion of our consolidated revenue. Our international sales are denominated in U.S. dollars and therefore are not subject to foreign currency exchange risk. Expenses of our international operations are denominated in each country's local currency and therefore are subject to foreign currency exchange risk; however, through March 31, 1999, we have not experienced any significant negative impact on our operations as a result of fluctuations in foreign currency exchange rates.

   We also have financial market risk on the interest rate associated with our short term debt. At March 31, 1999, our financial market risk related to this debt was immaterial.

                                    BUSINESS

Overview

   We are a leading provider of Internet protocol or IP telephony systems. IP telephony systems permit the simultaneous transmission of voice, fax and data over the Internet and similar communications networks. Using our technology to simultaneously transmit voice, fax and data, our customers are able to more efficiently and cost-effectively use the available capacity of their networks. These customers include traditional, local, international and wholesale long distance telephone companies, as well as new telecommunications service providers. Traditional telecommunications service providers are companies that have previously served as the monopoly or incumbent provider in their region. New telecommunications service providers are companies that have started to offer telecommunications services in the last three to five years in countries that have deregulated their telecommunications markets. The IP telephony market is relatively new. Less than 1% of all voice calls worldwide are currently transmitted using IP telephony systems primarily over the Internet. According to Frost & Sullivan, between 1997 and 2002, the number of call minutes, including voice, fax and data, transmitted using IP telephony systems is expected to have a compound annual growth rate of 325%.

   Using our IP telephony product, the Clarent system, service providers can deliver a level of voice quality that is indistinguishable from the voice quality over the traditional telephone system. In addition, the Clarent system enables the simultaneous transmission of voice, fax and data. The Clarent system features a modular architecture that permits our customers to add new product and service features without extensive product cost or development time. Based on publicly available data provided by large telecommunications service providers, we believe our modular architecture enables service providers to provide their customers with communications services at a lower cost than traditional telephone companies.

   The Clarent system consists of three distinct components:

  . the Clarent Gateway, an integrated hardware and software product that includes network server software that is based on industry standards;

  . the Clarent Command Center, a proprietary client/server software package;
    and

  . a relational database, which is supplied by a third party.

   Our products enable service providers to deliver IP telephony services to end user customers who can use their existing telephones. Since our products are integrated by telephone companies and other service providers into systems that take calls from the traditional telephone system and send these calls over the Internet and other Internet protocol networks before returning these calls to the traditional telephone system, the use of IP telephony is transparent to end user customers. Our products can be accessed from cellular as well as traditional telephones. As a result, end users do not have to purchase additional telephone equipment to make IP telephony calls. Currently, IP telephony is not commonly offered incorporating satellite transmissions or using cable lines.

   We began commercial shipment of the Clarent system in March 1997. As of March 31, 1999, we had shipped the Clarent system to approximately 100 telecommunications companies in 50 countries worldwide. The Clarent system has been installed in some of the world's leading service provider networks, including those of AT&T Corporation, Chunghwa Telecom (Taiwan), Ji-Tong Communications (People's Republic of China), KDD (Japan), Korea Telecom (South Korea), KPN Telecom Netherlands, Singapore Telecom, Star Telecom (United States) and Telia Telecom (Sweden).

Industry Background

   The telecommunications industry has historically followed a path of development based on the belief that voice and data require separate technologies and network resources. Traditional telephone systems were, and are still, built around an architecture that requires a dedicated connection, or circuit, in order for a call to be completed. This technology requires the circuit to remain dedicated between calling parties for the entire duration of a call. Most data today is transmitted over Internet protocol-based networks. These networks are more efficient because they do not require a dedicated circuit for the entire path of the call. In a network using Internet protocol, the voice, fax or data is divided into packets that are simultaneously sent to a final destination where they are reassembled back to their original form. In this type of network, multiple types of information including voice, fax and different forms of data can travel through the network at the same time. The improvements in the technologies used in data networks have led to an increase in use of this type of network to transmit both voice and data. The IP telephony market emerged from these technological advances. Recent developments in IP telephony technology have significantly bridged the voice quality gap between the traditional telephone system, which is commonly referred to as a circuit-switched system, and IP telephony systems. The differences between a circuit-switched call and an IP telephony call is illustrated in the diagram below.

 [Graphic depicting the differences between a circuit-switched and IP telephony call]
   [A phone call transmits signals that direct a series of switches to open a dedicated circuit to second phone. The dedicated circuit carries the electronic signals through the line. The phones transists the signals back into speech.]
    [Unlike the traditional circuit switched phone call, which travels on a dedicated circuit, the electronic signals go to a Clarent Gateway, which converts them into small packets of digital information. The packets may take different routes to their destination. After traveling through the IP network, the packets are converted back into electronic signals by another Clarent
                  Gateway and put back on the phone network.]

   Today a voice call placed over an IP telephony network can sound virtually indistinguishable from the same call made over the traditional telephone system. What distinguishes IP telephony technology, however, is that it allows service providers to simultaneously send voice, fax and data transmissions over their networks and enables them to quickly add and use additional features and services without the need for costly network upgrades. In contrast, changes to the traditional telephone system are costly and difficult. For example, based on estimates from the International Engineering Consortium, we believe the recent integration of such basic services as caller ID and call return services into the traditional telephone system took over a decade and hundreds of millions of dollars to implement in the United States alone.

   The added flexibility and cost-effectiveness of IP telephony networks are particularly important in an increasingly deregulated and competitive market environment. Deregulation acts as a catalyst for the rapid deployment of these services by allowing new service providers to quickly enter formerly regulated markets and by forcing existing service providers to rapidly respond to the challenge of competition. According to a 1998 Frost & Sullivan report, the total number of worldwide voice minutes running over Internet protocol-based data networks is expected to grow from 6.3 million in 1997 to
8.8 billion in 2002, representing a compound annual growth rate of 325% for the period. Accordingly, spending on IP telephony equipment is projected to grow from $47.3 million in 1997 to $3.2 billion in 2002, representing a compound annual growth rate of 132%.

   We believe a significant market opportunity now exists for the makers of IP telephony systems. We believe that none of our competitors to date has developed a comprehensive solution that incorporates the functionality that service providers require to provide end-to-end service. Some vendors have developed products that embed the instructions on where to route the IP telephony call in the same equipment that provides the IP telephony technology. This approach limits service providers' flexibility to make modifications to their networks because any modification must be made at several different points throughout the network.

   Many vendors only provide limited billing and network management data. This data is gathered and formatted in a simplistic fashion, limiting the ability of service providers to manage sophisticated networks or to bill using any pricing structure they desire. Also, these simplistic billing systems make it difficult to connect service providers' networks to the networks of other service providers.

   Some router, switch and IP telephony companies have formed partnerships with billing and network management technology providers in order to provide even the most basic operational support solution to service providers. A router is a device that routes packets over the Internet or other Internet protocol networks. A switch is a device that takes multiple incoming calls and places these calls onto fewer lines. This partnering necessitates integration, which can be technologically difficult, time consuming and expensive.

   Many IP telephony vendors require dedicated ports for voice, fax or data. A port is the connection between the traditional telephone system and the IP telephony system. Each port handles a single call. Systems that use dedicated ports are inefficient and more costly because more ports are needed to handle the different types of transmissions anticipated. In addition, many vendors do not have the technical capability to integrate these ports with the traditional telephone system so that the ports can correctly interpret busy signals, dial tones and disconnects. This means that service providers cannot accurately bill for the call. Furthermore, the inability to integrate well with the traditional telephone system makes it more difficult for end-users to gain the benefits of this technology because they have to dial separate phone numbers or use multi-step dialing processes.

   In order to compete effectively in the emerging market for IP telephony services, service providers need a solution that provides the following attributes. The solution must be cost-effective and combine a high level of functionality with a flexible architecture designed to support growth and new features. This solution must enable service providers to deliver clear and robust voice quality that can be merged efficiently with fax and data IP telephony services. The solution must also possess robust back-office features to permit service providers to operate and manage a viable communications business. Some service providers and their business customers will use these features to support connections with other networks, while others will use these features to connect to an intermediary, like an IP telephony clearinghouse, to facilitate the exchange of IP telephony calls. These clearinghouses enable service providers to exchange calls between multiple destinations worldwide without having to enter into individual agreements with other service providers in each geographic region. A clearinghouse also performs the associated accounting and settlement services for its members. The solution must allow service providers to centrally make changes to their network as this technology continues to evolve. The solution must also be able to incorporate feature enhancements because there will be many and varied new feature requests as this technology continues to evolve. The solution must also be transparent to end users and easy to use. Finally, we expect that customers will prefer a solution that is technologically advanced enough to allow service providers to quickly adapt their entire IP telephony network to emerging standards. We believe that although some of our competitors may offer some of these attributes, with others offering a few other attributes, none of our competitors offers all of the above attributes.

The Clarent Solution

   We have developed a comprehensive IP telephony solution that offers the following key benefits:

   Traditional telephone system voice quality and simultaneous voice, fax and data transmission. Calls over a Clarent network that sound indistinguishable from a traditional telephone system call. In addition, the Clarent system enables the simultaneous transmission of voice, fax and data traffic. These features are enabled by using standard compression and echo cancellation technologies and our proprietary packet technologies.

   Rapid, low-cost deployment and maintenance. The Clarent system provides a comprehensive solution that can be rapidly put into use by service providers with a modest initial capital investment. By centralizing management and distributing functionality, the Clarent system allows service providers to perform network administration in an economical manner.

   Transparent and secure interconnection with different networks. The Clarent system is designed to support the seamless interconnection between other networks that use Clarent's products and the traditional telephone system. This includes interconnecting to the traditional telecommunications service providers' networks, commonly known as the SS7 network. These interconnections provide a level of security that enables service providers to exchange large volumes of calls and billing data with each other and with their business customers. This process requires that only relevant transaction information is disclosed, either bilaterally or through an intermediary, such as an IP telephony clearinghouse.

   Complementary processing of calls and centralized network management functions. The Clarent system provides centralized processing of such network functions as the authentication of callers, billing, routing and pricing of calls and network diagnostics and maintenance. Because we provide both the call processing and operational support functions in a network, we can effect system-wide enhancements and new features quickly and efficiently.

   Adaptability to changing standards and technologies. The Clarent system is comprised of distinct units that can be spread across a network. Compared to a circuit-switched network, a network using a Clarent system may be modified quickly to accommodate new features, support new protocols or handle new end-user devices, such as cable modems, and new end-user equipment, such as IP telephones, as they become widely-used or available.

Strategy

   Our objective is to be the leading provider of comprehensive IP telephony solutions to service providers worldwide. Key elements of our strategy include the following:

   Provide the core technology enabling the delivery of a broad range of IP telephony services. We have designed the Clarent system to provide service providers with a unified technology platform for the effective and rapid delivery of a broad range of IP telephony services. This will enable service providers to offer their customers a wide array of value-added services, including virtual private networks and worldwide roaming, using the Clarent system. An additional element of our strategy is to increase the level of technological interoperability of our products with those of other vendors to expand the breadth of opportunities our products can address.

   Increase our penetration of service provider market. We plan to increase the sales of our products by expanding our relationships with existing customers and by capturing new customer relationships. We have shipped our solutions to approximately 100 telecommunications companies, including several of the world's leading long distance carriers. We believe the demand for our products will increase as new and existing customers increasingly derive revenue from IP telephony-based services.

   Target key growth markets worldwide. We will continue to focus our sales, marketing and customer service and support efforts on key growth markets for IP telephony services. We currently maintain a global sales and customer service and support presence, with offices in Belgium, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan and the United Kingdom. We believe that international markets represent particularly attractive early markets for our products and services due to rapid telecommunications deregulation and increasing demand for network capacity. We will continue to add sales, marketing and customer service and support resources in these regions and will respond to emerging opportunities in these markets.

   Promote strategic relationships between our customers. We will continue to promote the formation of bilateral alliances and clearinghouse arrangements between our customers based on the Clarent system. For example, AT&T Corporation, Pacific Gateway Exchange and Telia Telecom have established international IP telephony clearinghouses based on the Clarent system. We expect other service providers in different geographic regions to continue to establish bilateral relationships with other Clarent customers or join additional clearinghouses. We believe these relationships will lead to increased installations of our products in both existing and new customers' networks.

   Extend our technology leadership position. We believe we have established a technology leadership position in the market for IP telephony solutions, and we intend to extend this position by leveraging our distinct architecture. Our architecture is a component-based technology that segregates the call processing and network management functions in the Clarent system. We believe that our architecture differentiates the Clarent system from competing vendors' systems by enabling service providers to implement and manage new features and services across a network with a minimum level of service disruption.

   Deliver added value through customer support and services. To drive the rapid deployment of our solutions, we will continue to assist our customers in the installation of our IP telephony systems and provide comprehensive ongoing technical support, training and other services. We expect to continue to build our internal professional services organization and explore additional relationships with potential global services partners as a means of generating additional revenue.

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

Products and Technology

   The Clarent system incorporates internally-developed and third-party technologies, including our proprietary packet handling technology. This technology integrates all functions performed by the Clarent system in a modular, flexible manner that enables the easy addition or alteration of system components and features. As shown below, the Clarent system is comprised of three distinct components:

  . the Clarent Gateway;

  . the Clarent Command Center; and

  . a third-party relational database.

   In order to implement the Clarent system, a service provider must acquire a connection to a local central office switch owned by a local telephone company and acquire access to the Internet or an Internet protocol network.

[Graphic depicting the architectural structure of our solution, the Clarent System]

 Clarent Gateway

   The Clarent Gateway is an integrated hardware and software product that converts voice, fax and data into packets that can be sent over Internet protocol networks, then transmits these packets over the network. At the destination, the Clarent Gateway converts these packets back into circuit-switched voice, fax and data. The Clarent Gateway is connected on one side to the traditional telephone network and on the other side to the Internet protocol network. Each Clarent Gateway currently has the capacity to handle up to 120 simultaneous calls. Typically, a service provider will deploy a number of gateways sufficient to handle the projected call volume and for system redundancy. The Clarent Gateway provides the following functionality:

   Standard telephony interfaces. The Clarent Gateway supports many standard telephony interfaces and signaling protocols. Available telephony interfaces include both analog and digital. Supported signaling protocols include MFR1, MFCR2, PRI-ISDN, Feature Group D and SS7/C7, among others.

   Caller interface. Our programmable interactive voice response software provides a voice interface for prepaid calling card applications, captures account codes for specific calls and routes users to specific features or options. This software also processes different call types based on the number dialed (such as toll-free 800 numbers), the automatic number identification of the calling party or characteristics stored as part of a user's record.

   Integrated voice, fax and data. Clarent Gateways simultaneously handle voice, fax and data transmissions through universal ports, eliminating the need to dedicate ports to specific types of transmissions. A universal port can handle any type of call that comes to it, either a voice, fax or data. Conversely, a dedicated port can only handle a single type of call, either voice or fax or data. Universal and dedicated ports each handle one call at a time, but a universal port can handle any type of call. Universal ports are more flexible and cost-efficient.

   Compliance with major telecommunications standards. Clarent Gateways incorporate relevant International Telecommunications Union standards, including the H.323, G.723.1, G.729a and G.711 codecs, as well as the proprietary AudioCodes, Ltd. NetCoder codecs, among others. We also utilize
Q.931 signaling for call setup and control between the gateways, as specified in H.323.

   Low call latency. Clarent Gateways have a measured latency, the lag between transmission and reception of a voice message, of approximately 100 milliseconds, or ms. Even with the addition of a typical 100 ms to 150 ms of network-induced latency, the total system latency typically experienced with Clarent Gateways is only between 200 ms to 250 ms.

   Echo cancellation. Clarent Gateways employ the G.165 standard to provide clear, virtually echo-less voice transmission.

 Clarent Command Center

   The Clarent Command Center is a centralized client/server software package that processes network management and back-office functions, including the routing and pricing of calls, user management, gateway monitoring and billing. A single Clarent Command Center can support more than one Clarent Gateway. The Clarent Command Center does not have a dedicated connection to each Clarent Gateway. Instead it communicates with Clarent Gateways over the Internet or an Internet protocol network. By centralizing all network management and back-office functions, networks that use the Clarent system can be configured and modified quickly and easily. Furthermore, the Clarent Command Center is designed to be fully redundant through the use of multiple Clarent Command Centers to enhance network efficiency and reliability. Examples of network management and back-office functions performed by the Clarent Command Center include:

   Dynamic routing of calls. Calls are directed to specified groups of gateways. In the event that a specified group of gateways is unavailable for a particular destination, the Clarent Command Center will automatically route the call to the specified backup group of gateways for completion. Furthermore, if there are no gateways for a particular destination, the Clarent Command Center can always route the call through the circuit-switched network, so that call completion can be guaranteed.

   Call pricing. The Clarent Command Center supports a wide range of pricing options that allow service providers to customize their pricing schemes to their business needs and offer different rates for the same routes based on individual call or user characteristics. Examples of pricing options supported by the Clarent Command Center include time-of-day rates and drop-off rates, which are reduced rates after the first minute of a call. Rates can also be varied, based on the identity of the caller, the calling number or the called number, such as toll-free numbers.

 Relational Database

   The Clarent system also requires the installation of a third-party relational database that stores operational support system data for a network of Clarent gateways. The data stored in the database is used by the Clarent Command Center to provide comprehensive back-office functionality. The Clarent system is currently compatible with specific databases, including current releases from Oracle Corporation and Microsoft Corporation. As a result, customers using the Clarent system can develop their own customized Web interfaces, billing systems and advanced management tools. Examples of the data stored in the relational database include:

   Billing information. Billing data is collected and stored in the relational database and includes extensive detail on all calls made through the network. Invoice generation and reporting programs can be developed using standard database reporting tools.

   Domain management. Service providers want to determine what calls can be completed within their networks. The Clarent system provides service providers with this capability to segment a network into domains, or "subnetworks" within a larger network.

 Other Clarent Products and Services

   The following table provides a summary of additional Clarent products and services:


  Product or Service               Features
  Clarent Connect                  Provides network interconnection; real-time
                                   account settlement; least-cost routing of
                                   calls; balancing of calls between partners;
                                   and connecting service providers and private
                                   networks of companies
-------------------------------------------------------------------------------
  Clarent Clearinghouse Products   Harvest, sort, group and archive billing
                                   data from individual gateways or networks of
                                   gateways
-------------------------------------------------------------------------------
  Clarent SS7/C7 Gateway Signaling Provides seamless connection between a service provider's network and a Clarent
                                   Gateway
-------------------------------------------------------------------------------
  Clarent Care                     Provides software upgrades and worldwide
                                   technical support to customers seven days a
                                   week, 24 hours a day
-------------------------------------------------------------------------------
  Clarent University               Provides basic and advanced training courses
                                   to users of Clarent technology


Customers

   We began commercial shipments of our products in March 1997 and, as of March 31, 1999, had already shipped Clarent Systems to approximately 100 telecommunications companies in 50 countries. We sell our products directly and through distributors to service providers.

   The following table is a list of our top 15 customers by revenue for 1998:

   AT&T Corporation           Hemisphere Communications Corporation Sprint Corporation
   AT&T GCSI Inc.             IT&E Overseas, Inc.                   Star Telecom
   AT&T Jens Corporation      Korea Telecom International           Technet International, Inc.
   Bitro Telecommunications,  Rapid Link Telecommunications         Telecomet International Inc.
    Inc.
   Dacom International Inc.   Singapore Telecommunications Ltd.     Telia Telecom

   In 1998 sales to these customers represented approximately 70% of our revenues. Entities affiliated with AT&T Corporation accounted for 36% and Technet International accounted for 12% of net revenue in 1998. Entities affiliated with AT&T Corporation accounted for 25% and Technet International accounted for 32% of net revenue in the first quarter of 1999.

Customer Case Studies

   The following case studies illustrate how certain of our customers have deployed our products.

   AT&T Jens Corporation. AT&T Jens Corporation, a subsidiary of AT&T Corporation, offered its customers IP telephony services using the Clarent system in September 1997. Its first service offering, AT&T @Phone, is a prepaid and postpaid calling card service that initially allowed consumers in Japan to call 57 other countries around the world. By the fall of 1998, AT&T Jens Corporation had expanded this service to provide voice and fax service to 224 countries. Using the Clarent system, AT&T Jens Corporation has been able to provide international long distance telephone services to customers in Japan, a market in which it had previously not been able to provide service using circuit-switched technology. We believe that the success of AT&T @Phone stems from its ability to offer a lower priced international long distance alternative compared to existing circuit-switched services.

   Rapid Link Telecommunications. Rapid Link Telecommunications, an international telecommunications service provider based in Atlanta, Georgia, launched commercial long distance service using the Clarent system in the fall of 1998. The initial service launched was a prepaid long distance calling card service between Asia, Europe and the United States. Rapid Link Telecommunications is expanding its IP telephony network by setting up bilateral partnerships with major international telecom carriers offering IP telephony services in their geographic regions. The first partnership was signed with Korea Telecom International in November 1998.

   Telia Telecom. Telia Telecom, the leading telecommunications service provider in Scandinavia and the incumbent telephone company in Sweden, began commercial IP telephony trials in the summer of 1998 using the Clarent system. After testing our products against those of seven other vendors, Telia Telecom selected the Clarent system, based on its differentiating features. These differentiating features included voice quality and the flexibility of the Clarent Command Center. Telia launched its service in February 1999. At that same time, Telia Telecom also launched Europe's first IP telephony clearinghouse, using the Clarent system, for international IP telephony calls. Since then, Telia Telecom has recruited more than nine service providers to join the clearinghouse.

Sales, Marketing and Customer Service and Support

 Sales

   We currently have a global sales organization with sales and support offices in Belgium, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan and the United Kingdom. Our sales force sells our products to services providers both directly and through third-party distributors. Direct sales accounted for 82% of our net revenue for the year ended December 31, 1998 and 85% for the quarter ended March 31, 1999. In addition, we have 11 third party distributors in five countries. Our arrangements with these distributors provide discount levels, target geographic sales regions and other material terms.

 Marketing

   Our marketing organization develops strategies and implements programs to support the sale of our products. Our current marketing efforts include a number of programs designed to increase industry visibility, including press/analyst tours, trade shows and events, speaking engagements and ongoing interaction with analysts and the media as well as targeted marketing programs. Additional programs include our customer summit, which provides the opportunity for our customers to meet each other and learn more about the Clarent system. We also undertake joint marketing programs with our clearinghouse customers to help them build their customer base.

 Customer Service and Support

   We believe that customer service and support are critical to maintaining existing customer relationships and developing relationships with new customers. Our professional services group performs the following functions:

  . pre-sales support;

  . product installation and customization;

  . technical support and consulting services;

  . customer training; and

  . product maintenance.

   In addition to our sales and support offices in North America, Asia and Europe, we have established a support center in the United States that provides support seven days a week, 24 hours a day. We also currently partner with Equant Integration Services, Inc., a supplier of international network support services, to provide global call center and technical support to our customers.

Competition

   We compete in a new, rapidly evolving and highly competitive and fragmented market. We expect competition to intensify in the future. We believe that the main competitive factors in our market are product quality, features, cost and customer relationships. We believe a critical component to success in this market is the ability to establish and maintain strong customer relationships with a wide variety of international service providers and to facilitate relationships between those service providers to increase the geographic coverage of their services.

   Our current principal competitors include large networking equipment manufacturers, such as 3Com Corporation and Cisco Systems, Inc., large telecommunications equipment manufacturers, such as Lucent Technologies Inc. and Nortel Networks Corporation, and IP telephony technology companies, such as VocalTec Communications, Ltd. We also expect new competitors to emerge. Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, we believe some of our competitors may offer aggressive sales terms, including financing alternatives, which we might not be able to match. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity, we also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease.

   We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. Successful new product introductions or enhancements by our competitors could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive.

   Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Research and Development

   To maintain our technology leadership position, we focus our research and development efforts on improving the functionality and performance of our existing products and developing new products. We obtain extensive product development input from our customers and monitor our customers' needs and changes in the marketplace. We are currently working on key areas such as ways to improve the transmission of packets as well as the interoperability of our products with those of other vendors. In addition we are developing improvements to network management and enhanced end-user features.

   We believe our success will depend, in part, on our ability to develop and introduce new products and enhancements to our existing products. In the past we have made, and intend to continue to make, significant investments in research and development. Our engineering, research and development expenditures totaled approximately $136,000 in 1996, $1.0 million in 1997 and $3.4 million in 1998.

   We perform our research and product development activities at our principal offices in Redwood City, California. As of March 31, 1999, we had 32 employees in our research and development department. If we are unable to develop new products or enhancements to existing products on a timely basis, or if the new products or enhancements fail to achieve market acceptance, our business, financial condition and results of operations could be seriously harmed.

Manufacturing and Assembly

   Our manufacturing operations consist of materials planning and procurement, final assembly, product assurance testing, quality control and packaging and shipping. We assemble and test our products at our facilities in Redwood City, California. Based on volume, geographic or customer requirements, we may begin outsourcing some assembly and test functions. We have developed an assembly process that enables us to configure our products to be adapted to different customer specifications at the final assembly stage. This flexibility is designed to reduce both our assembly cycle time and our need to maintain a large inventory of finished goods. We believe that the efficiency of our assembly process to date is largely due to our product architecture and our commitment to assembly process design. However, this assembly process involves some risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs.

   We test our products both during and after the assembly process using internally-developed product assurance testing procedures. Although we generally use standard components for our products and try to maintain alternative sources of supply, some key components are purchased from sole or single source suppliers for which alternative sources are not currently available. We may experience supply problems in the future from any of our suppliers, which could delay our ability to assemble and ship our products and seriously harm our business, financial condition and results of operations.

Patents and Intellectual Property

   We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We currently do not have any United States patents issued for any of our technology, although we do have four United States applications, one German application and one Japanese application on file.

   We also enter into confidentiality and proprietary information and inventions agreements with our employees and consultants, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in these countries, some of which are countries in which we have sold and continue to sell products.

There is a risk that our means of protecting our proprietary rights may be inadequate. For example, our competitors may independently develop similar technology, duplicate our products or design around our patents, when or if issued, or our other intellectual property rights. If we fail to adequately protect our intellectual property, it would be easier for our competitors to sell competing products.

   From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to us. In addition, third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers with respect to existing or future products, trademarks or other proprietary rights. We have not conducted an exhaustive search of patents issued to other companies or organizations. Because of the number of patents issued and patent applications filed relating to the transmission of voice over packet-switched networks, we believe there is a risk that current and potential customers and other third parties have filed, or in the future will file applications for, or have received or in the future will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. If these third-party patents or other proprietary rights have been or are issued, or are otherwise asserted by third parties, the holders of these patents or other proprietary rights may bring infringement claims against us. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights and the rights of competitors. Any of these claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology. Alternatively, others may claim that we infringe their intellectual property rights, and we may be required to obtain a license or royalty agreement under the intellectual property rights of those parties claiming the infringement. In addition, an adverse ruling could result in substantial, including treble damages or the issuance of an injunction against us requiring that we cease development and withdraw some products from the marketplace. Limitations on our ability to market our products and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement could harm our business, financial condition and results of operations.

Employees

   As of March 31, 1999, we had a total of approximately 155 employees, of which approximately 32 were in research and development, 82 were in sales, marketing and customer support and 41 were in finance, administration and operations. Our future performance depends, in significant part, upon our ability to attract new personnel and retain existing personnel in key areas including engineering, technical support and sales. Competition for this personnel is intense, especially in the San Francisco Bay Area where we are headquartered, and we cannot be sure that we will be successful in attracting or retaining the personnel in the future. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.

Facilities

   We occupy approximately 39,000 square feet of space in Redwood City, California. The term of the lease for 14,000 square feet of this facility expires in December 1999, and the initial term for the remaining 25,000 square feet of this facility expires as early as December 2003. In addition to our principal office space in Redwood City, California, we also lease sales and support offices in Illinois and internationally in Belgium, Germany, Japan, the People's Republic of China, South Korea, Spain, Taiwan and the United Kingdom. We believe that existing facilities are adequate for our needs through calendar year 1999 and are currently in the process of locating additional space to meet our expected requirements thereafter. If we require additional space, we believe that we will be able to secure such space on commercially reasonable terms without undue operational disruption.

Legal Proceedings

   We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their ages as of March 31, 1999, are as follows:

Name                               Age                  Position
----                               ---                  --------
Jerry Shaw-Yau Chang..............  40 Chief Executive Officer, President and
                                        Director

Richard J. Heaps..................  46 Chief Operating Officer, Chief Financial
                                        Officer, General Counsel and Secretary

Michael F. Vargo..................  38 Chief Technology Officer and Director

Mark E. McIlvane..................  45 Vice President, Worldwide Sales

Heidi H. Bersin...................  43 Vice President, Marketing

Mong Hong (Mahan) Wu..............  39 Vice President and General Manager, Asia
                                        Pacific

Wen Chang Ko(1)(2)................  49 Director

Syaru Shirley Lin(1)(2)...........  30 Director

---------------------
(1) Member of the audit committee
(2) Member of the compensation committee

   Mr. Chang, one of our co-founders, has served as our President and Chief Executive Officer and as a director since our inception in July 1996. From March 1996 through June 1996, Mr. Chang worked as the system architect for Relations Software, a developer of network and applications monitoring software. From September 1994 through February 1996, Mr. Chang served as a Senior Software Engineer at OnLive! Technologies, Inc., a developer of on-line communications technology. Prior to September 1994, Mr. Chang spent seven years at Centura Software Corporation, formerly Gupta Corporation, a supplier of client/server application development and deployment technology, as a manager and developer of Centura Software Corporation's client/server database solution. Mr. Chang holds a B.S. degree in control engineering from National Chiao-Tung University and an M.S. degree in computer science from Pennsylvania State University. Mr. Chang's brother-in-law, Shoon Shen Tony Wang, serves as our Controller of the Asia Pacific region.

   Mr. Heaps has served as our Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary since September 1998. From July 1997 through August 1998, Mr. Heaps worked as an independent consultant and headed a private consulting firm and law practice serving Silicon Valley-based high-technology companies. From October 1987 through July 1997, Mr. Heaps served in various management positions at Centura, most recently serving as Senior Vice President of Business Development and General Counsel. Mr. Heaps is a member of the State Bar of California and a member of the board of directors of the Children's Discovery Museum of San Jose. Mr. Heaps holds a B.A. degree in economics and mathematics from Yale University and J.D. and M.B.A. degrees from Stanford University.

   Mr. Vargo, one of our co-founders, has served as our Chief Technology Officer and as a director since our inception in July 1996. From April 1996 through June 1996, Mr. Vargo served as a Senior Software Engineer at Oracle Corporation, a leading provider of relational databases. From January 1995 through April 1996, Mr. Vargo served as a Senior Software Engineer at OnLive! Technologies, Inc. From January 1992 through December 1994, Mr. Vargo served as a Senior Software Engineer at Centigram Corporation, a voice messaging equipment manufacturer. Prior to Centigram Corporation, Mr. Vargo spent seven years at Pacific Bell. Mr. Vargo holds a B.S. degree in electrical engineering and an M.E. degree in electrical engineering from California State Polytechnic University at Pomona.

   Mr. McIlvane has served as our Vice President, Worldwide Sales since July 1997. From January 1993 through June 1997, Mr. McIlvane served as Vice President of Sales and Marketing for Comverse Technology, Inc., a manufacturer of high-performance voice processing computers for network-based telecommunications service providers. Prior to Comverse Technology, Inc., Mr. McIlvane served in various senior positions at Applied Communications, Inc., a wholly owned subsidiary of U.S. WEST, Inc. and Bell & Howell Corporation. Mr. McIlvane holds a B.S. degree in business and economics from MacMurray College.

   Ms. Bersin has served as our Vice President, Marketing since February 1997. From 1983 through January 1997, Ms. Bersin served in various management positions at Pacific Bell and Pacific Bell Information Services, including Director of Pacific Bell Information Services from 1986 to 1997. Ms. Bersin holds a B.A. degree from Stanford University and an M.B.A. degree from Yale University.

   Mr. Wu has served as our Vice President and General Manager of the Asia Pacific region since April 1997. From January 1996 through March 1997, Mr. Wu served as the Regional Sales Manager of Computer Sales Operations for Hewlett-Packard Company, a measurement and computer equipment manufacturer, in Asia, except Japan, and Australia after Hewlett-Packard Company acquired Convex Computer Corporation, a supercomputer manufacturer, where Mr. Wu served as General Manager of the Asia Pacific region, except Japan, from January 1994 through December 1995. Mr. Wu holds a B.S. degree in electrical engineering and an M.B.A. degree from National Chiao-Tung University.

   Mr. Ko has served as a director since June 1997. Since 1990, Mr. Ko has served as Chairman of the WK Technology Funds and also served as Chairman of the Taipei Venture Capital Association from 1992 to 1995. From 1977 to 1990, Mr. Ko served in various management positions at Hewlett-Packard Taiwan Ltd., most recently serving as Chairman and President from 1979 to 1990. From 1974 to 1977, Mr. Ko served in various positions at IBM in the United States, most recently serving as Research and Development Project Manager from 1975 to 1977. Mr. Ko holds a B.S. degree in electrical engineering from National Cheng Kung University and an M.S. degree in system science from Michigan State University.

   Ms. Lin has served as a director since July 1998. Since 1993, Ms. Lin has been employed by Goldman Sachs (Asia) Limited. She currently serves as an executive director in the Principal Investment Area, which manages several principal investment funds. From 1990 to 1993, Ms. Lin worked for Morgan Stanley & Co. in New York and Hong Kong. Ms. Lin is also a non-executive director of Hung Hing Printing Group Limited, a publicly listed company on the Hong Kong Stock Exchange. Ms. Lin holds a B.A. degree from Harvard University.

   Executive officers are appointed by the board of directors and serve until their successors are qualified and appointed. There are no family relationships among any of our directors or executive officers.

Board Composition

   Upon the closing of this offering, the number of directors will be set at five. In accordance with the terms of our amended and restated certificate of incorporation, the terms of the office of the board of directors will be divided into three classes, with each class holding office for staggered three year terms: Class I directors' terms will expire at the annual meeting of stockholders to be held in 2000, Class II directors' terms will expire at the annual meeting of stockholders to be held in 2001, and Class III directors' terms will expire at the annual meeting of stockholders to be held in 2002. The Class I director is Ms. Lin, and there is one vacancy in this class of directors. The Class II directors are Mr. Ko and Mr. Vargo, and the Class III director is Mr. Chang.

   At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control. Although our directors may be removed for cause by the affirmative vote of the holders of a majority of the common stock, our amended and restated certificate of incorporation provides that holders of two-thirds of the common stock must vote to approve the removal of directors without cause.

Board Committees

   The compensation committee consists of Mr. Ko and Ms. Lin. The compensation committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our equity incentive plans; and

  . makes recommendations to the board of directors regarding compensation matters.

   The audit committee consists of Mr. Ko and Ms. Lin. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other professional services provided by our independent auditors;

  . reviews the independence of the independent auditors; and

  . reviews and evaluates our internal control functions.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee are Mr. Ko and Ms. Lin. None of the members of the compensation committee of the board of directors is currently or has been, at any time since our formation, one of our officers or employees.

   On February 24, 1998, we issued secured convertible subordinated promissory notes with an aggregate principal amount of $2,600,000 and warrants to purchase an aggregate of 59,266 shares of Series C preferred stock at an exercise price of $5.59, in a private placement debt and equity financing with

  . WK Technology Fund and entities affiliated with WK Technology Fund,

  . Alice Wang, the spouse of Mr. Chang, one of our co-founders and chief executive officer,

  . Daniel Warmenhoven, one of our directors, who has since resigned from the board of directors, and

  . one unaffiliated investor.

In connection with this financing we issued notes evidencing an aggregate principal amount of $2,000,000 and warrants to purchase an aggregate of 45,590 shares of Series C preferred stock to entities affiliated with WK Technology Fund. $2,050,000 of the promissory notes were converted into shares of Series C preferred stock on June 11, 1998. The warrants expire, if not earlier exercised, on the closing of this offering.

   On June 11, 1998 and December 7, 1998, we issued an aggregate of 2,644,241 shares of Series C preferred stock, at a per share price of $6.58, in a private placement equity financing with entities affiliated with WK Technology Fund and several unaffiliated investors. In connection with this financing we issued an aggregate of 312,194 shares in connection with the conversion of promissory notes by entities affiliated with WK Technology Fund. We also entered into a voting agreement with some of our stockholders in connection with the sale of our Series C preferred stock. In connection with the voting agreement, we issued warrants to purchase 101,000 shares of our Series C preferred stock at an exercise price of $6.58 per share to each of:

  . WK Technology Fund III; and

  . The Goldman Sachs Group, L.P., the predecessor to The Goldman Sachs
    Group, Inc., and affiliated investment partnerships, which are affiliated with Goldman Sachs (Asia) Limited. Ms. Lin, one of our directors, is an executive director of Goldman Sachs (Asia) Limited.

Each warrant will not be exercised and will expire upon the completion of this offering. Neither warrant is exercisable at this time.

Director Compensation

   Directors who are also executive officers do not receive any additional compensation for serving as members of the board of directors or any committee of the board of directors. Non-employee directors are expected to receive an initial option to purchase 5,000 shares of common stock and an annual option to purchase 2,000 shares of common stock under our 1999 non-employee directors' stock option plan.

Executive Compensation

   The following table sets forth information for the year ended December 31, 1998, regarding the compensation of our chief executive officer and each of our four most highly-compensated executive officers whose salary and bonus for the year ended December 31, 1998 were in excess of $100,000 on an annualized basis:

                           Summary Compensation Table

                                                                    Long-Term
                                 Annual Compensation           Compensation Awards
                        ------------------------------------- ---------------------
Name and Principal                             Other Annual   Securities Underlying     All Other
Position                Salary($)(1) Bonus($) Compensation(2)      Options(#)       Compensation($)(3)
------------------      ------------ -------- --------------- --------------------- ------------------
Jerry Shaw-Yau Chang
 President and Chief
 Executive Officer.....   $110,000        --          --                  --                  --
Richard J. Heaps(4)
 Chief Operating
 Officer, Chief
 Financial Officer,
 General Counsel and
 Secretary.............     67,500   $ 6,160          --             400,000                  --
Michael F. Vargo
 Chief Technology
 Officer...............    131,875     7,500          --                  --                  --
Mark E. McIlvane
 Vice President,
 Worldwide Sales.......    202,717    20,000      $7,800             160,000              $2,000
Mong Hong (Mahan) Wu
 Vice President and
 General Manager, Asia
 Pacific...............    131,640    26,145          --                  --                  --

---------------------
(1) Mr. McIlvane's salary consists of a salary of $150,000 and sales commissions of $52,717.
(2) Consists of reimbursement of automobile expenses.
(3) Consists of life insurance premiums.
(4) Mr. Heaps started his employment with us in September 1998. Mr. Heaps would have earned a salary of $180,000 if he had been employed by us for the entire year.

                       Option Grants in Last Fiscal Year

   The following table sets forth certain information relating to stock options awarded to each of the named executive officers during the fiscal year ended December 31, 1998. All such options were awarded under the 1999 amended and restated equity incentive plan.

                                                                     Potential Realizable
                                                                       Value at Assumed
                                                                    Annual Rates of Stock
                                                                    Price Appreciation for
                                     Individual Grants               Stock Option Term(2)
                         ------------------------------------------ ----------------------
                         Number of
                         Securities % of Total
                         Underlying  Options   Exercise
                          Options    Granted   Price Per Expiration
Name                      Granted   in 1998(1)   Share      Date        5%         10%
----                     ---------- ---------- --------- ---------- ---------- -----------
Jerry Shaw-Yau Chang....       --        --         --          --          --          --
Richard J. Heaps........  400,000      13.2%    $0.75     08/27/08  $9,473,368 $15,262,455
Michael F. Vargo........       --        --         --          --          --          --
Mark E. McIlvane........  160,000       5.3      0.329    07/20/08   3,856,707   6,172,342
Mong Hong (Mahan) Wu....       --        --         --          --          --          --

---------------------
(1) The total number of options granted to our employees in fiscal year 1998 was 3,030,896.
(2) In order to comply with the rules of the Securities and Exchange Commission, we are including the gains or "option spreads" that would exist for the respective options we granted to the named executive officers. We calculate these gains based upon the initial public offering price of $15.00 per share appreciating at 5% and 10% compounded annually from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future common stock price.

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                     Values

   The following table sets forth the number and value of securities underlying unexercised options held by the named executive officers at December 31, 1998:

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                        Options at          In-the-Money Options at
                           Shares                    December 31, 1998       December 31, 1998(1)
                          Acquired      Value    ------------------------- -------------------------
Name                     on Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Jerry Shaw-Yau Chang....        --           --         --           --            --           --
Richard J. Heaps........        --           --         --      400,000            --   $5,700,000
Michael F. Vargo........        --           --         --           --            --           --
Mark E. McIlvane........        --           --    324,882      175,118    $4,846,790    2,589,820
Mong Hong (Mahan) Wu....   221,664   $3,319,418     11,668      326,668       174,728    4,891,853

---------------------
(1) The amount set forth represents the difference between the fair market value of the underlying common stock using the initial public offering price of $15.00 per share and the exercise price of the option, multiplied by the number of shares underlying the option.

Employment Agreements

   In June 1997, we entered into an employment agreement with Mark E. McIlvane, Vice President, Worldwide Sales. The agreement was amended on June 1, 1998. The amended agreement provides for an annual base salary of $150,000. Mr. McIlvane is also eligible to receive sales commissions. The sales commissions are based upon the sales plan that sets out the quota attainment standards and the associated percentage of revenue to be paid as sales commissions. The sales plan's objectives include attaining revenue that exceeds our business plan. Under the sales plan's provisions, commissions are paid monthly based on product and service revenue. A higher commission percentage can be earned if revenue exceeds quota targets. There is no limit to the amount of commission that can be earned. The agreement also provides Mr. McIlvane with incentive stock options to purchase an aggregate of 500,000 shares of common stock. Of those options, 40,000 shares vested immediately upon the signing of the amendment to the employment agreement, 370,000 shares are subject to time-based vesting over a four-year period and 90,000 shares are subject to certain milestone-based vesting, but must vest by August 1, 2004. The agreement provides that Mr. McIlvane is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if we terminate Mr. McIlvane's employment without cause, we must pay Mr. McIlvane a severance payment equal to 100% of his annual salary.

   In August 1998, we entered into an employment agreement with Richard J. Heaps, Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary. The agreement provides for an annual base salary of $180,000. Mr. Heaps is also eligible to receive a $40,000 annual performance bonus based on quarterly goals and objectives agreed upon by him and the chief executive officer. The amount of the bonus will be reviewed and reset in each subsequent year. The agreement also provides Mr. Heaps with an incentive stock option to purchase 400,000 shares of common stock, which is subject to time-based vesting over a four-year period. In the event Mr. Heaps is terminated without cause or constructively terminated within 18 months of any change of control, between 50% to 100% of the outstanding options then held by Mr. Heaps will accelerate and vest, depending on how long Mr. Heaps had been employed with us prior to termination. "Constructive termination" is defined in the agreement as a voluntary termination of employment after his duties or benefits are materially reduced. The agreement provides that Mr. Heaps is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if we terminate Mr. Heaps' employment without cause or if Mr. Heaps voluntarily terminates his employment after his duties or benefits are materially reduced, we must pay Mr. Heaps a severance payment equal to up to 100% of his annual salary, depending on the amount of time Mr. Heaps has been employed by us.

Stock Plans

   1999 Amended and Restated Equity Incentive Plan. Our 1999 amended and restated equity incentive plan was adopted in October 1996, amended in May 1997, May 1998 and October 1998, and amended and restated by the board of directors in April 1999, subject to stockholder approval. An aggregate of 11,358,170 shares of common stock currently are authorized for issuance under the equity incentive plan. However, on January 31 of 2000, 2001, 2002, 2003 and 2004, respectively, the aggregate number of shares of common stock that are available for issuance under the equity incentive plan will automatically be increased by that number of shares of common stock equal to 2.5% of our outstanding shares of common stock on that date or a lesser amount as determined by the board of directors for each year.

   The equity incentive plan provides for the grant of incentive stock options, as defined under the amended Internal Revenue Code of 1986, to employees, including officers and employee directors, and non-statutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to our and our affiliates' employees, including officers and employee directors, directors and consultants. The equity incentive plan is administered by the compensation committee of our board of directors which determines the recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

   The terms of options granted under the equity incentive plan may not exceed ten years. Our compensation committee determines the exercise price of options granted under the equity incentive plan. However, the exercise price for an incentive stock option and a non-statutory stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant. Options granted under the equity incentive plan vest at the rate specified in the option agreement. Generally, the right to exercise 25% of the total number of shares granted vests 12 months after the date of option grant, with the remainder vesting monthly over three years thereafter, such that an option is fully vested on the fourth anniversary of the date of the option grant. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution. However, an optionee may designate a beneficiary who may exercise the option in the event of the optionee's death or disability. Unless the terms of an optionee's option agreement provide for an earlier termination, in the event of the optionee's cessation of his or her relationship with us due to death or disability, the optionee's beneficiary may exercise any vested options up to 18 months after death and 12 months after disability after the date of such cessation. If the optionee's relationship with us ceases for any reason other than the optionee's death or disability, the optionee may exercise any vested options during a minimum of 30 days following such cessation. Generally, the same terms and conditions that govern the vesting and exercise of non-statutory options shall apply to stock appreciation rights, and stock appreciation rights shall generally be subject to the same terms and conditions applicable to the particular option grant to which these rights pertain.

   No incentive stock option, and, prior to our stock being publicly traded, no non-statutory stock option, may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of our total combined voting power or that of any of our affiliates, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the equity incentive plan and all of our other stock plans and those of our affiliates, may not exceed $100,000. Pursuant to Section 162(m) of the Internal Revenue Code, no person may be granted options under the equity incentive plan covering more than 360,000 shares of common stock in any calendar year.

   Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the equity incentive plan. Our compensation committee has the authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Section 162(m) limitations set forth above. Shares subject to stock appreciation rights exercised in accordance with the incentive plan will now be available for subsequent issuance under the incentive plan.

   If there is any sale of all or substantially all of our assets, any merger or any consolidation in which we are not the surviving corporation, or a like transaction involving us, all outstanding awards under the equity incentive plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting of stock awards held by persons still serving us or our affiliate will be accelerated as to all of the shares and the awards will terminate if not exercised prior to the sale of assets, merger or consolidation.

   As of March 31, 1999, 1,426,328 shares of common stock had been issued upon the exercise of options granted under the equity incentive plan, options to purchase 7,631,842 shares of common stock were outstanding and as of April 8, 1999, 2,300,000 shares remained available for future grant. The equity incentive plan will terminate on April 7, 2009, unless terminated by our board of directors before then. As of April 8, 1999, no stock bonus, stock appreciation right or restricted stock has been granted under the equity incentive plan.

   1999 Non-Employee Directors' Stock Option Plan. In April 1999, our board of directors adopted the 1999 non-employee directors' stock option plan, subject to stockholder approval, to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors who are not any of our affiliates' employees or consultants. Our board of directors administers the directors' plan, but may delegate the administration to a committee.

   The aggregate number of shares of common stock that may be issued under options granted under the directors' plan is 300,000 shares. Under the terms of the directors' plan, as of the initial public offering, each non-employee director, and each person who is thereafter elected or appointed for the first time to be a non- employee director automatically shall, upon the date of his or her initial election or appointment to be a non-employee director by our board of directors or stockholders, be granted an option to purchase 5,000 shares of common stock. In addition, on the day of each regular meeting of the board of directors, commencing with the third regular meeting subsequent to the date of each non-employee directors' initial grant under the director's plan, each person who is then serving as a non-employee director automatically shall be granted an option to purchase 2,000 shares of common stock.

   The exercise price of the options granted under the directors' plan will be equal to the fair market value of the common stock on the date of grant. No option granted under the directors' plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the directors' plan vest and become exercisable immediately. Options granted under the directors' plan generally are non-transferable. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with us or any of our affiliates, whether as one of our non-employee directors or subsequently as our affiliates' employee, director or consultant, ceases for any reason, the vested option may be exercised as provided in the option agreement, which is three months generally, 12 months in the event of optionee's disability and 18 months in the event of optionee's death.

   1999 Employee Stock Purchase Plan. In April 1999, our board of directors approved the 1999 employee stock purchase plan, subject to stockholder approval, covering an aggregate of 600,000 shares of common stock. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the board of directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the purchase plan. The offering period for any offering will be no more than 27 months.

   Under the purchase plan, employees are eligible to participate if they are employed by us or one of our affiliates designated by our board of directors and are employed at least 20 hours per week and at least five months per year. Employees who participate in an offering will have the right to purchase up to the number of shares of common stock purchasable with a percentage designated by our board of directors, up to 10%, of an employee's earnings withheld pursuant to the purchase plan and applied, on specified dates determined by the board of directors, to the purchase of shares of common stock. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

   In the event of changes in control, our board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions will be applied to purchase stock immediately prior to the change in control. The purchase plan will terminate at the board of directors' discretion or when all of the shares reserved for issuance under the purchase plan have been issued.

   As of April 8, 1999, no employees have rights to purchase shares of common stock under the purchase plan.

Description of 401(k) Plan

   401(k) Plan. We maintain the Clarent Corporation 401(k) Retirement Plan for eligible employees. In order to be a participant in the 401(k) plan, an employee must have attained age 18. A participant may contribute up to 25% of his or her total annual compensation to the 401(k) plan, or up to a statutorily prescribed annual limit, if less. The annual limit for 1999 is $10,000. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee. We may make discretionary contributions as a percentage of participant contributions, subject to established limits. To date, we have not made any contributions to the 401(k) plan on behalf of the participants. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that our contributions, if any, will be deductible by us when made.

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of the fiduciary duties as a director except for liability

  . for any breach of the director's duty of loyalty to us or to our stockholders,

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or

  . for any transaction from which the director derives an improper personal benefit.

   Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our bylaws also require us to advance expenses incurred by directors and executive officers in connection with the defense of any action or proceeding, subject to several exceptions, arising out of the status or service as one of our directors or executive officers upon an undertaking by that party to repay these advances if it is ultimately determined that the party is not entitled to indemnification. Furthermore, our bylaws authorize us to enter into indemnification agreements with our directors, officers, employees and agents and we intend to enter into these agreements. A copy of the form of the indemnity agreement has been filed as an exhibit to the registration statement. We also maintain directors' and officers' liability insurance.

   At present we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

   We are aware that the Securities and Exchange Commission considers indemnification for liabilities arising under the Securities Act to be against public policy. Even if our indemnification of our directors, officers and controlling persons is permitted under indemnification agreements, it would be unenforceable as a matter of public policy.

                              CERTAIN TRANSACTIONS

   On March 25, 1997 and June 10, 1997, we sold an aggregate of 3,220,000 shares of Series B preferred stock at a per share price of $1.00, in a private placement equity financing with several unaffiliated investors and one of our directors, including:

  . an aggregate of 900,000 shares purchased by entities affiliated with WK
    Technology Fund, a principal stockholder, of which Mr. Ko, one of our directors, is Chairman; and

  . 900,000 shares purchased by Mr. Ko.

   On June 6, 1997, we entered into an employment agreement with Mr. McIlvane, our Vice President, Worldwide Sales.

   On June 3, 1997, we entered into an Advisory Services Agreement with WK Technology Fund under which WK Technology Fund agreed that it would provide us with business advisory services and finder services to identify, evaluate and recommend outside director candidates. As compensation for these services, we agreed to issue WK Technology Fund a warrant to purchase 1,400,000 shares of common stock that vests monthly or immediately 30 days prior to the closing of this offering at an exercise price of $0.05 per share and a warrant to purchase 360,000 shares of common stock that was exercisable on the date of issuance at an exercise price of $0.05. As of March 31, 1999, WK Technology Fund had exercised the warrants with respect to 768,328 shares of common stock. The warrant covering the remaining 991,672 shares of common stock expires, will be exercised upon the completion of this offering. The term of Advisory Services Agreement with respect to the business advisory service is four years and the term with respect to the finder services is one year.

   On August 1, 1998, we entered into an employment agreement with Mr. Heaps, our Chief Operating Officer Chief Financial Officer, General Counsel and Secretary.

   On December 7, 1998, we entered into an agreement with Intel Corporation under which we agreed to collaborate on certain technical, public relations and marketing activities. We agreed to allow Intel to purchase our products at the same prices as the best price that we offer to any customer for similar products and pursuant to similar terms and conditions at the time of Intel's order. Intel can terminate the agreement at its convenience after September 30, 1999, without cause and both parties can terminate the agreement for cause upon giving a 30-day notice and allowing for a 60-day cure period. Intel is one of our principal stockholders.

   We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. We also intend to execute such agreements with our future directors and executive officers.

   We believe that the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the board of directors, will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus:

  . each stockholder who is known by us to own beneficially more than 5% of our common stock;

  . each of our named executive officers;

  . each of our directors; and

  . all of our directors and executive officers as a group.

   Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 22,302,944 shares of common stock outstanding as of March 31, 1999, including 1,084,806 shares issuable upon exercise of warrants, together with options for that stockholder that are currently exercisable or exercisable within 60 days of March 31, 1999. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 31, 1999 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. The percentage of shares outstanding after the offering is calculated after giving effect to the issuance of 4,000,000 shares of common stock offered by this prospectus, assuming no exercise of the underwriters' over-allotment option.

                            Shares Issuable     Number of Shares    Percentage of Shares
                              pursuant to      Beneficially Owned       Outstanding
                          Options Exercisable (Including the Number --------------------
                            within 60 days     of Shares Shown in   Before the After the
Name of Beneficial Owner   of March 31, 1999    the First Column)    Offering  Offering
------------------------  ------------------- --------------------- ---------- ---------
WK Technology Funds(1)
 c/o Ms. Leslie Kuo
 10th floor, No. 115
 Sec. 3 Ming Sheng East
 Road
 Taipei, Taiwan.........              0             5,055,270         22.67%     19.22%
1998 Wang/Chang Family
 Revocable Trust(2)
 c/o Clarent Corporation
 700 Chesapeake Drive
 Redwood City,
 California 94063.......              0             2,667,708         11.96      10.14
1998 Vargo Family Trust
 c/o Clarent Corporation
 700 Chesapeake Drive
 Redwood City,
 California 94063.......              0             2,580,000         11.57       9.81
The Goldman Sachs Group,
 Inc.(3 )
 85 Broad Street
 New York, New York
 10004 .................              0             2,127,658          9.54       8.09
Intel Corporation
 2200 Mission Boulevard
 Santa Clara, California
 95052 .................              0             1,519,756          6.81       5.78
Jerry Shaw-Yau
 Chang(4)...............              0             2,667,708         11.96      10.14
Richard J. Heaps........              0                     0             *          *
Michael F. Vargo(5).....              0             2,580,000         11.57       9.81
Mark E. McIlvane........        345,360               345,360          1.52       1.30
Heidi H. Bersin(6)......        112,500               506,250          2.26       1.92
Mong Hong (Mahan) Wu....         70,002               491,666          2.20       1.86
Wen Chang Ko(7).........              0             6,855,270         30.74      26.06
Syaru Shirley Lin(8)....              0             2,127,658          9.54       8.09
All officers and
 directors as a group
 (8 persons)(9).........        527,862            15,573,912         68.21      58.04

--------
  * Represents beneficial ownership of less than one percent of the common stock.

(1) Consists of 556,028 shares held by and 14,838 shares issuable pursuant to a warrant held by WK Global Fund Ltd., 747,520 shares held by and 1,003,946 shares issuable pursuant to warrants held by WK Technology Fund, 684,374 shares held by and 11,126 shares issuable pursuant to a warrant held by WK Technology Fund II, 817,618 held by shares and 17,806 shares issuable pursuant to a warrant held by WK Technology Fund III, 587,176 shares held by and 14,838 shares issuable pursuant to a warrant held by WK Technology Fund IV and 600,000 shares held by WK Technology Fund
    V. If not previously exercised, the warrants will expire upon the closing of the offering. Mr. Ko is the chairman and a beneficial owner of each of the above entities and exercises sole voting and dispositive powers with respect to the shares held of record by the WK Technology Funds.
(2) Consists of 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust and 3,708 shares issuable pursuant to a warrant held by Alice Wang, one of the trustees of the 1998 Wang/Chang Family Revocable Trust. If not previously exercised, the warrant will expire upon the closing of the offering.
(3) Consists of 1,519,756 shares held by The Goldman Sachs Group, Inc., 140,930 shares held by Bridge Street Fund 1998, L.P. and 466,972 shares held by Stone Street Fund 1998, L.P. Bridge Street Fund 1998, L.P. and Stone Street Fund 1998, L.P. are affiliates of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. is the general partner or managing general partner of each of these investment partnerships. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares owned by these investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, Inc. and its affiliates. Each of these investment partnerships shares voting and investment power with some of its respective affiliates.
(4) Consists of 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust, of which Mr. Chang is a trustee, and 3,708 shares issuable pursuant to a warrant held by Alice Wang, Mr. Chang's spouse. If not previously exercised, the warrant will expire upon the closing of the offering.
(5) Consists of 2,580,000 shares held by the 1998 Vargo Family Trust, of which Mr. Vargo is a trustee.
(6) Consists of 393,750 shares held by the Bersin Family Trust, of which Ms. Bersin is a trustee.
(7) Includes 3,992,716 shares held by and 1,062,554 shares issuable pursuant to warrants held by the WK Technology Funds. Mr. Ko is the chairman of the WK Technology Funds. Mr. Ko disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.
(8) Consists of 2,127,658 shares held by The Goldman Sachs Group, Inc. and its affiliated entities. Ms. Lin is an executive director in the Principal Investment Area of Goldman Sachs (Asia) Limited. Ms. Lin disclaims beneficial ownership of these shares.
(9) Includes an aggregate of 3,992,716 shares held by the WK Technology Funds, 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust, 2,580,000 shares held by the 1998 Vargo Family Trust, 393,750 shares held by the Bersin Family Trust, 2,127,658 shares held by The Goldman Sachs Group, Inc. and its affiliated entities, 1,062,554 shares issuable pursuant to warrants held by the WK Technology Funds and 3,708 shares issuable pursuant to a warrant held by Alice Wang.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of the sale of the shares offered by this prospectus, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   As of March 31, 1999, there were 22,302,944 shares of common stock outstanding held of record by approximately 107 stockholders after giving effect to the net exercise of outstanding warrants for shares of common stock, on an as-converted basis. There will be 26,302,944 shares of common stock outstanding after giving effect to the sale of the shares of common stock offered by this prospectus. This number assumes no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after March 31, 1999.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

Preferred Stock

   Effective upon the closing of this offering, we will be authorized to issue 5,000,000 shares of undesignated preferred stock. Our board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of these series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing any change in control without further action by the stockholders and may adversely affect the voting and other rights of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. At present, we have no plans to issue any shares of preferred stock.

Registration Rights of Certain Holders

   The holders of 20,825,616 shares of common stock, including 1,084,806 shares issuable upon exercise of warrants, or their transferees are entitled to some rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of registrable securities. Subject to some limitations in this agreement, the holders of the registrable securities may require, on two occasions at any time after one year from the effective date of this offering, that we use our best efforts to register the registrable securities, except for the 5,244,000 shares held by the founders, for public resale, provided that the proposed aggregate offering price exceeds $10,000,000. If we register any of our common stock either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of such registrations must be borne by us and all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, relating to registrable securities must be borne by the holders of the securities being registered.

Delaware Law and Some Charter Provisions

   We are subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders. In addition, upon completion of this offering, some provisions of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management, which could harm the market price of our common stock. Our stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The board of directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control. Furthermore, this preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of this preferred stock could harm the market value of the common stock. We have no present plan to issue shares of preferred stock.

California Foreign Corporation Law

   Pursuant to section 2115 of the California Corporations Code, under some circumstances several provisions of the California Corporations Code may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. These corporations are referred to in this prospectus as "quasi-California" corporations. Section 2115 applies to foreign corporations which have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured on or after the 135th day of the corporation's fiscal year. If we were determined to be a quasi-California corporation, we would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California Corporations Code, a corporation is prohibited from paying dividends unless:

  (1) the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; or

  (2) (a) the assets of the corporation, exclusive of specific non-tangible assets, equal or exceed 1 /1/4/ times its liabilities, exclusive of specific liabilities; and

     (b) the current assets of the corporation at least equal its current liabilities. If the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, however, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

Following this offering, we will be exempt from the application of Section 2115 until January 1, 2000, and thereafter in the event that more than half of our voting stock is held by stockholders with residences outside of California or is held by more than 800 persons.

Transfer Agent and Registrar

   Norwest Bank Minnesota, N.A. has been appointed as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the common stock. We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

   After this offering, we will have outstanding 26,302,944 shares of common stock. Of these shares, the 4,000,000 shares to be sold in this offering or 4,600,000 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of Clarent, as that term is defined in Rule 144 under the Securities Act.

   The remaining 22,302,944 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

   Pursuant to the "lock-up" agreements between our stockholders and either Clarent or the underwriters, all of the holders of the restricted shares have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, or announce their intention to do the same, any common stock of Clarent or security convertible into, or exchangeable or exercisable for any security of Clarent for a period of 180 days from the date of this offering. However, if the holder of the restricted shares is an individual, he or she may transfer any such securities either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the holder of the securities and/or a member of his or her immediate family. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this offering. On the date of the expiration of the lock-up agreements, all of the restricted shares will be eligible for immediate sale, of which 18,301,030 shares will be subject to some volume, manner of sale and other limitations under Rule 144.

   Following the expiration of the lock-up periods, some shares issued upon exercise of options we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Additionally, 2,163,852 shares subject to vested options as of the date 180 days after the completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of the lock-up periods. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

  . 1% of the then-outstanding shares of common stock or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to some manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register approximately 10,831,842 shares of common stock reserved for issuance under the 1999 amended and restated equity incentive plan, the 1999 non-employee directors' stock option plan and the 1999 employee stock purchase plan. The registration statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of a registration statement on Form S-8, may be sold in the open market, except for some holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

   In addition, following this offering, the holders of 20,825,616 shares of common stock, including 1,084,806 shares issuable upon exercise of warrants, will, under some circumstances, have rights to require us to register their shares for future sale.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated , 1999, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
        Underwriter                                                     Shares
        -----------                                                    ---------
   Credit Suisse First Boston Corporation............................. 1,597,500
   BancBoston Robertson Stephens Inc..................................   958,500
   Thomas Weisel Partners LLC.........................................   585,750
   U.S. Bancorp Piper Jaffray Inc.....................................   408,250
   Deutsche Bank Securities Inc.......................................    75,000
   Hambrecht & Quist LLC..............................................    75,000
   Invemed Associates, Inc............................................    75,000
   Schroder & Co. Inc.................................................    75,000
   Charles Schwab & Co., Inc..........................................    75,000
   Warburg Dillon Read LLC............................................    75,000
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $0.63 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay:

                                                            Total
                                                -----------------------------
                                                   Without          With
                                      Per Share Over-Allotment Over-Allotment
                                      --------- -------------- --------------
   Underwriting discounts and
    commissions payable by us........   $1.05     $4,200,000     $4,830,000
   Expenses payable by us............   $0.28     $1,100,000     $1,100,000

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We and our officers and directors and other stockholders and option holders have agreed not to offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price up to 200,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities, under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq National Market.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has co-managed eighteen public offerings of equity securities and has acted as an underwriter in an additional seven public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

   The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent and

  . the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario Securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts names herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors and with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. The legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1997 and 1998 and the period from July 2, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, as set forth in their report, included in this prospectus and registration statement. Our consolidated financial statements are included in this prospectus and registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   A registration statement on Form S-1, including amendments thereto, relating to the common stock offered by this prospectus has been filed by us with the Securities and Exchange Commission. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof maybe obtained from the Securities and Exchange Commission upon payment of certain fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                              CLARENT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors........................... F-2

Consolidated Balance Sheets................................................. F-3

Consolidated Statements of Operations....................................... F-4

Consolidated Statement of Stockholders' Equity.............................. F-5

Consolidated Statements of Cash Flows....................................... F-7

Notes to Consolidated Financial Statements.................................. F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Clarent Corporation

   We have audited the accompanying consolidated balance sheets of Clarent Corporation as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 2, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from July 2, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Palo Alto, California
February 12, 1999,
except for the second paragraph of Note 4 and
Note 13, as to which the date is April 8, 1999

                              CLARENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                    Pro forma
                                                                  stockholders'
                                     December 31,                   equity at
                                    ----------------   March 31,    March 31,
                                     1997     1998       1999         1999
                                    -------  -------  ----------- -------------
                                                      (unaudited)  (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents........ $   474  $11,903   $  7,267
  Accounts receivable, net of
   allowance for doubtful accounts
   of $38, $807, and $1,204 at
   December 31, 1997, December 31,
   1998, and March 31, 1999,
   respectively....................     777    6,943     11,008
  Inventories......................     889    3,620      5,593
  Prepaid expenses and other
   current assets..................     125      478        658
                                    -------  -------   --------
    Total current assets...........   2,265   22,944     24,526
Property and equipment, net........     543    2,233      4,078
Other assets.......................      10       --         23
                                    -------  -------   --------
                                    $ 2,818  $25,177   $ 28,627
                                    =======  =======   ========
LIABILITIES AND STOCKHOLDERS' EQ-
 UITY
Current liabilities:
  Accounts payable................. $   506  $ 2,905   $  5,600
  Line of credit...................      --    2,500      2,800
  Settlement expense accrual.......     570       --         --
  Deferred revenue.................     155    4,414      6,752
  Other accrued liabilities........     253    1,594      1,908
  Long term debt, current portion..      --       --        470
                                    -------  -------   --------
    Total current liabilities......   1,484   11,413     17,530
Long term debt.....................      --       --        784
Commitments
Stockholders' equity:
 Convertible preferred stock,
  $0.001 par value, issuable in
  series (aggregate liquidation
  preference of $21,119):
  Authorized shares--8,000,000 at
   December 31, 1997, 1998 and
   March 31, 1999 and pro form
  Issued and outstanding shares--
   4,220,000 in 1997, 6,864,241 in
   1998 and March 31, 1999 and none
   pro forma.......................   3,685   21,024     21,024     $     --
 Common stock: $0.001 par value:
  Authorized shares--50,000,000 at
   December 31, 1997, 1998 and
   March 31, 1999 and pro forma
  Issued and outstanding shares--
   5,401,000 in 1997, 7,129,076 in
   1998, 7,489,656 as of March 31,
   1999 and 21,218,138 pro forma...      27    2,746     14,795       35,819
 Deferred compensation.............      --   (1,771)   (11,818)     (11,818)
 Notes receivable from
  stockholders.....................      (9)      --         --           --
 Accumulated other comprehensive
  loss.............................     (34)     (68)       (42)         (42)
 Accumulated deficit...............  (2,335)  (8,167)   (13,646)     (13,646)
                                    -------  -------   --------     --------
    Total stockholders' equity.....   1,334   13,764     10,313     $ 10,313
                                    -------  -------   --------     ========
                                    $ 2,818  $25,177   $ 28,627
                                    =======  =======   ========

                            See accompanying notes.

                              CLARENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                           Period from
                           July 2, 1996    Year ended        Three Months Ended
                          (inception) to  December 31,            March 31,
                           December 31,  ----------------  -----------------------
                               1996       1997     1998       1998        1999
                          -------------- -------  -------  ----------- -----------
                                                           (unaudited) (unaudited)
Net revenue.............      $  --      $ 3,359  $14,647    $2,396      $ 6,714
Cost of revenue.........         --        1,189    6,653       780        3,281
                              -----      -------  -------    ------      -------
    Gross profit........         --        2,170    7,994     1,616        3,433
Operating expenses:
  Research and
   development..........        136        1,044    3,356       540        1,566
  Sales and marketing...         --        2,046    7,099     1,182        4,025
  General and
   administrative.......        140          639    2,484       176        1,357
  Amortization of
   compensation.........         --           --      879         2        1,980
  Settlement expense....         --          570       --        --           --
                              -----      -------  -------    ------      -------
    Total operating
     expenses...........        276        4,299   13,818     1,900        8,928
                              -----      -------  -------    ------      -------
Loss from operations....       (276)      (2,129)  (5,824)     (284)      (5,495)
Other income (expense):
  Interest and other
   income...............         --           70      204        11           61
  Interest expense......         --           --     (172)      (51)         (45)
                              -----      -------  -------    ------      -------
    Total other income
     (expense)..........         --           70       32       (40)          16
                              -----      -------  -------    ------      -------
Loss before income tax-
 es.....................       (276)      (2,059)  (5,792)     (324)      (5,479)
Provision for income
 taxes..................         --           --      (40)       --           --
                              -----      -------  -------    ------      -------
Net loss................      $(276)     $(2,059) $(5,832)   $ (324)     $(5,479)
                              =====      =======  =======    ======      =======
Historical basic and
 diluted net loss per
 share..................        N/A      $ (2.14) $ (1.65)   $(0.14)     $ (1.00)
                              =====      =======  =======    ======      =======
Shares used to compute
 historical basic and
 diluted net loss per
 share..................         --          962    3,544     2,326        5,481
                              =====      =======  =======    ======      =======
Pro forma basic and di-
 luted net loss per
 share..................                          $ (0.42)   $(0.03)     $ (0.29)
                                                  =======    ======      =======
Shares used to compute
 pro forma basic and di-
 luted net loss per
 share..................                           14,048    10,768       19,210
                                                  =======    ======      =======


                            See accompanying notes.

                              CLARENT CORPORATION

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     (in thousands, except share amounts)

                      Convertible                                         Notes                    Accumulated
                    Preferred Stock     Common Stock                    Receivable                    Other
                   ----------------- -------------------    Deferred       from     Comprehensive Comprehensive Accumulated
                    Shares   Amount    Shares    Amount   Compensation Stockholders     Loss          Loss        Deficit
                   --------- ------- ----------  -------  ------------ ------------ ------------- ------------- -----------
Issuance of
restricted common
stock to founders
in exchange for
cash, technology,
debt forgiveness
and stockholder
receivables......         -- $    --  7,400,000  $    37    $     --       $(11)       $    --        $ --       $     --
Issuance of
Series A
convertible
preferred stock,
net of issuance
costs of $8......  1,000,000     492         --       --          --         --             --          --             --
Net loss.........         --      --         --       --          --         --             --          --           (276)
                   --------- ------- ----------  -------    --------       ----        -------        ----       --------
Balances as of
December 31,
1996.............  1,000,000     492  7,400,000       37          --        (11)            --          --           (276)
Issuance of
Series B
convertible
preferred stock,
net of issuance
costs of $27.....  3,220,000   3,193         --       --          --         --             --          --             --
Exercise of
common stock
options..........         --      --      1,000       --          --         --             --          --             --
Repurchase of
common stock.....         --      -- (2,000,000)     (10)         --          2             --          --             --
Comprehensive
income:
 Net loss........         --      --         --       --          --         --        $(2,059)         --         (2,059)
 Foreign currency
 translation
 adjustment......         --      --         --       --          --         --            (34)        (34)            --
                                                                                       -------
Comprehensive
loss.............         --      --         --       --          --         --        $(2,093)         --             --
                   --------- ------- ----------  -------    --------       ----        =======        ----       --------
Balances as of
December 31, 1997
(carried
forward).........  4,220,000   3,685  5,401,000       27          --         (9)                       (34)        (2,335)
                       Total
                   Stockholders'
                      Equity
                   -------------
Issuance of
restricted common
stock to founders
in exchange for
cash, technology,
debt forgiveness
and stockholder
receivables......     $   26
Issuance of
Series A
convertible
preferred stock,
net of issuance
costs of $8......        492
Net loss.........       (276)
                   -------------
Balances as of
December 31,
1996.............        242
Issuance of
Series B
convertible
preferred stock,
net of issuance
costs of $27.....      3,193
Exercise of
common stock
options..........         --
Repurchase of
common stock.....         (8)
Comprehensive
income:
 Net loss........     (2,059)
 Foreign currency
 translation
 adjustment......        (34)
Comprehensive
loss.............         --
                   -------------
Balances as of
December 31, 1997
(carried
forward).........      1,334

                            See accompanying notes.

                              CLARENT CORPORATION

                     (in thousands, except share amounts)

                      Convertible                                        Notes                    Accumulated
                    Preferred Stock    Common Stock                    Receivable                    Other
                   ----------------- ------------------    Deferred       from     Comprehensive Comprehensive Accumulated
                    Shares   Amount   Shares    Amount   Compensation Stockholders     Loss          Loss        Deficit
                   --------- ------- ---------  -------  ------------ ------------ ------------- ------------- -----------
Balances as of
December 31, 1997
(brought
forward).........  4,220,000 $ 3,685 5,401,000  $    27    $     --       $ (9)                      $(34)      $ (2,335)
Issuance of
Series C
convertible
preferred stock,
net of issuance
costs of $159....  2,278,650  14,834        --       --          --         --        $    --          --             --
Issuance of
Series C
preferred stock
for settlement
expense..........     45,592     300        --       --          --         --             --          --             --
Conversion of
Series C bridge
notes and related
accrued interest
of $56 to Series
C preferred
stock, net of
issuance costs of
$129.............    319,999   1,977        --       --          --         --             --          --             --
Issuance of
warrants in
conjunction with
Series C bridge
financing........         --     228        --       --          --         --             --          --             --
Exercise of
common stock
options..........         --      -- 1,064,748       36          --         --             --          --             --
Exercise of
common stock
warrants.........         --      --   768,328       38          --         --             --          --             --
Repurchase of
common stock.....         --      --  (105,000)      (5)         --         --             --          --             --
Forgiveness of
stockholder notes
receivable.......         --      --        --       --          --          9             --          --             --
Deferred
compensation
related to grant
of stock
options..........         --      --        --    2,293      (2,293)        --             --          --             --
Compensation
related to
issuance of
warrants for
services.........         --      --        --      357          --         --             --          --             --
Amortization of
deferred
compensation.....         --      --        --       --         522         --             --          --             --
Comprehensive
loss:
 Net loss........         --      --        --       --          --         --        $(5,832)         --         (5,832)
 Foreign currency
 translation
 adjustment......         --      --        --       --          --         --            (34)        (34)            --
                                                                                      -------
Comprehensive
loss.............         --      --        --       --          --         --        $(5,866)         --             --
                   --------- ------- ---------  -------    --------       ----        =======        ----       --------
Balances as of
December 31,
1998.............  6,864,241  21,024 7,129,076    2,746      (1,771)        --                        (68)        (8,167)
Exercise of
common stock
options
(unaudited)......         --      --   360,580       22          --         --             --          --             --
Deferred
compensation
related to grant
of stock options
(unaudited)......         --      --        --   11,318     (11,318)        --             --          --             --
Compensation
related to
issuance of
warrants for
services
(unaudited)......         --      --        --      709          --         --             --          --             --
Amortization of
deferred
compensation
(unaudited)......         --      --        --       --       1,271         --             --          --             --
Comprehensive
loss:
 Net loss
 (unaudited).....         --      --        --       --          --         --         (5,479)         --         (5,479)
 Foreign currency
 translation
 adjustment
 (unaudited).....         --      --        --       --          --         --             26          26             --
                                                                                      -------
Comprehensive
loss
(unaudited)......         --      --        --       --          --         --        $(5,453)         --             --
                   --------- ------- ---------  -------    --------       ----        =======        ----       --------
Balance as of
March 31, 1999
(unaudited)......  6,864,241 $21,024 7,489,656  $14,795    $(11,818)      $ --                       $(42)      $(13,646)
                   ========= ======= =========  =======    ========       ====                       ====       ========
                       Total
                   Stockholders'
                      Equity
                   -------------
Balances as of
December 31, 1997
(brought
forward).........     $ 1,334
Issuance of
Series C
convertible
preferred stock,
net of issuance
costs of $159....      14,834
Issuance of
Series C
preferred stock
for settlement
expense..........         300
Conversion of
Series C bridge
notes and related
accrued interest
of $56 to Series
C preferred
stock, net of
issuance costs of
$129.............       1,977
Issuance of
warrants in
conjunction with
Series C bridge
financing........         228
Exercise of
common stock
options..........          36
Exercise of
common stock
warrants.........          38
Repurchase of
common stock.....          (5)
Forgiveness of
stockholder notes
receivable.......           9
Deferred
compensation
related to grant
of stock
options..........          --
Compensation
related to
issuance of
warrants for
services.........         357
Amortization of
deferred
compensation.....         522
Comprehensive
loss:
 Net loss........      (5,832)
 Foreign currency
 translation
 adjustment......         (34)
Comprehensive
loss.............          --
                   -------------
Balances as of
December 31,
1998.............      13,764
Exercise of
common stock
options
(unaudited)......          22
Deferred
compensation
related to grant
of stock options
(unaudited)......          --
Compensation
related to
issuance of
warrants for
services
(unaudited)......         709
Amortization of
deferred
compensation
(unaudited)......       1,271
Comprehensive
loss:
 Net loss
 (unaudited).....      (5,479)
 Foreign currency
 translation
 adjustment
 (unaudited).....          26
Comprehensive
loss
(unaudited)......          --
                   -------------
Balance as of
March 31, 1999
(unaudited)......     $10,313
                   =============

                            See accompanying notes.

                              CLARENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                           Period from
                           July 2, 1996    Year ended        Three Months Ended
                          (inception) to  December 31,            March 31,
                           December 31,  ----------------  -----------------------
                               1996       1997     1998       1998        1999
                          -------------- -------  -------  ----------- -----------
                                                           (unaudited) (unaudited)
Operating activities
Net loss................      $(276)     $(2,059) $(5,832)   $  (324)    $(5,479)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Depreciation..........          9           82      516         53         346
  Amortization of
   compensation.........         --           --      879          2       1,980
  Interest expense from
   warrant issued in
   conjunction with
   Series C bridge
   notes................         --           --       99         33          --
  Preferred stock issued
   for interest
   payable..............         --           --       56         --          --
  Forgiveness of
   stockholder notes
   receivable...........         --           --        9         --          --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........         --         (777)  (6,166)    (1,701)     (4,065)
    Inventories.........         --         (889)  (2,731)      (710)     (1,973)
    Prepaid expenses and
     other current
     assets.............         (1)        (124)    (353)       (12)       (180)
    Other assets........        (10)           1       10          3         (20)
    Accounts payable and
     accrued
     liabilities........          2        1,324    3,440        538       3,019
    Deferred revenue....         --          155    4,259        583       2,338
                              -----      -------  -------    -------     -------
Net cash used in operat-
 ing activities.........       (276)      (2,287)  (5,814)    (1,535)     (4,034)
Investing activities
Purchases of property
 and equipment..........        (95)        (555)  (2,207)      (103)     (2,191)
Financing activities
Proceeds from line of
 credit.................         --           --    2,500         --         300
Proceeds from issuance
 of long term debt......         --           --       --         --       1,254
Proceeds from Series C
 bridge notes...........         --           --    2,600      2,600          --
Principal payment on Se-
 ries C bridge notes....         --           --     (550)        --          --
Proceeds from issuance
 of common stock........         37           (8)      69         12          22
Net proceeds from issu-
 ance of preferred
 stock..................        492        3,193   14,834         --          --
Issuance of stockholder
 notes receivable.......        (11)          --       --         --          --
                              -----      -------  -------    -------     -------
Net cash provided by fi-
 nancing activities.....        518        3,185   19,453      2,612       1,576
                              -----      -------  -------    -------     -------
Effect of exchange rate
 changes on cash and
 cash equivalents.......         --          (16)      (3)        (6)         13
                              -----      -------  -------    -------     -------
Net increase (decrease)
 in cash and cash equiv-
 alents.................        147          327   11,429        968      (4,636)
Cash and cash
 equivalents at
 beginning of period....         --          147      474        474      11,903
                              -----      -------  -------    -------     -------
Cash and cash equiva-
 lents at end of peri-
 od.....................      $ 147      $   474  $11,903    $ 1,442     $ 7,267
                              =====      =======  =======    =======     =======

                            See accompanying notes.

                              CLARENT CORPORATION

                                 (in thousands)

                              Period from
                              July 2, 1996                    Three Months
                              (inception)   Year ended            Ended
                                   to      December 31,         March 31,
                              December 31, ------------- -----------------------
                                  1996     1997   1998      1998        1999
                              ------------ ------------- ----------- -----------
                                                         (unaudited) (unaudited)
Supplemental disclosure of
 cash flow information
Cash paid for interest......      $        $     $    28     $           $45
                                  ===      ====  =======     ===         ===
Supplemental disclosure of
 noncash financing
 activities
Issuance of common stock for
 technology.................      $37      $     $           $           $
                                  ===      ====  =======     ===         ===
Issuance of common stock for
 note receivable............      $11      $     $           $           $
                                  ===      ====  =======     ===         ===
Repurchase of common stock
 in exchange for forgiveness
 of note receivable.........      $        $ 2   $           $           $
                                  ===      ====  =======     ===         ===
Conversion of bridge notes
 to Series C preferred
 stock, less unamortized
 cost of related preferred
 stock warrant..............      $        $     $ 1,921     $           $
                                  ===      ====  =======     ===         ===
Issuance of preferred stock
 for settlement expense.....      $        $     $   300     $           $
                                  ===      ====  =======     ===         ===


                            See accompanying notes.

                              CLARENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

1. The Company and Summary of Significant Accounting Policies

 The Company

   Clarent Corporation was incorporated in the state of California on July 2, 1996. The Company is a provider of Internet protocol based technology for the delivery of telecommunication services over public and private networks.

   The Company has incurred operating losses to date, including a net loss of approximately $5,832,000 for the year ended December 31, 1998.

   The Company anticipates additional equity funding will be needed in order to finance its expected operations for the year ending December 31, 1999, as well as to fund its existing obligations. If additional equity funding is not available, management believes, based on anticipated obligations, that available resources will be sufficient to enable the Company to meet its obligations through at least December 31, 1999. If anticipated operations are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.

 Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company has export sales from the United States and has operations in Taiwan and the United Kingdom. All significant intercompany transactions and balances have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

   Revenue is recognized at the time of shipment of the products and when no significant contractual obligations or acceptance terms, if any, remain outstanding and collection of the resulting receivable is deemed probable. Shipment of evaluation products are not recognized as revenue until acceptance by the customer. Revenue from services is recognized when the services are performed. Amounts billed or received in advance of satisfying revenue recognition criteria are classified as deferred revenue in the accompanying balance sheets.

 Concentrations of Credit Risk and Credit Evaluations

   Financial instruments which subject the Company to concentrations of credit risk primarily consist of cash and trade accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high-credit standing. The Company's receivables are derived primarily from sales of software and hardware products and services to companies primarily in the domestic and international telecommunications arena. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses and such losses to date have been within management's expectations.

   A limited number of customers have historically accounted for a substantial portion of the Company's revenue. Two customers accounted for 44% and 35% of the Company's revenue for the year ended December 31, 1997. Two customers accounted for 36% and 12% of net revenue for the year ended December 31, 1998.

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

Sales of the Company's products and contracts for its technology will vary as a result of fluctuations in market demand for such products and technology. Further, the markets in which the Company competes are characterized by rapid technological change and increasing competition.

 Cash Equivalents

   Cash equivalents consist of money market funds. For purposes of the accompanying statements of cash flows, the Company considers all such liquid instruments with an original maturity date of three months or less to be cash equivalents. The fair value, based on quoted market prices of the cash equivalents, is substantially equal to their carrying value at December 31, 1997 and 1998 and March 31, 1999.

 Inventories

   Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of the following:

                                                            December
                                                               31,
                                                           ----------- March 31,
                                                           1997  1998    1999
                                                           ---- ------ ---------
                                                              (in thousands)
       Raw materials...................................... $392 $2,529  $4,018
       Finished goods.....................................  497  1,091   1,575
                                                           ---- ------  ------
                                                           $889 $3,620  $5,593
                                                           ==== ======  ======

 Property and Equipment

   The Company records computer equipment and furniture at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years.

 Software Development Costs

   Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Costs incurred by the Company between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying statements of operations.

 Stock-Based Compensation

   The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards
No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

 Advertising Expenses

   The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 1996, 1997, 1998, and the three months ended March 31, 1998 and 1999 were approximately $0, $319,000, $706,000, $127,000, and $472,000, respectively.

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

 Foreign Currency Translation

   Assets and liabilities of the Company's wholly owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are reflected as a separate component of stockholders' equity. Foreign currency transaction gains and losses, which have been immaterial, are included in results of operations.

 Comprehensive Income (Loss)

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components, requiring foreign currency translation adjustments, which currently are reported in stockholders' equity, to be included in other comprehensive income/loss. Prior year financial statements have been reclassified to conform to the requirements of Statement 130. At December 31, 1997 and 1998, and March 31, 1999, the Company's accumulated other comprehensive loss consisted entirely of cumulative translation adjustments.

 Interim Financial Information

   The interim financial information at March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal year.

 Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires companies to capitalize certain qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The Company adopted SOP 98-1 effective January 1, 1999. Adoption of SOP 98-1 did not have a material effect on the Company's consolidated financial position or results of operations.

   In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence (VSOE) exists for undelivered elements but does not exist for delivered elements of a software arrangement. The Company will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000.

2. Related Party Transactions

   In June 1997, the Company entered into an agreement for advisory services with WK Technology Fund, a Taiwanese corporation, one of whose principals is a member of the Company's board of directors. The advisory services primarily relate to business strategy for the Company and are to be performed over a four-year term. As consideration for the advisory services, the Company granted to WK Technology Fund a warrant

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

to purchase up to 1,400,000 shares of the Company's common stock at an exercise price of $0.05 per share. On the 6-month anniversary of the warrant effective date, 175,000 of the warrants vested with the remaining warrants vesting ratably over the subsequent 42 months or immediately 30 days prior to the closing of the Company's public offering. The warrant has a life of five years. The Company has valued the warrant using the guidance in the Financial Accounting Standards Board's Emerging Issues Task Force Issue 96-18. The value of the warrant was determined using the Black-Scholes valuation method. The inputs used included the exercise price of the warrant of $0.05, the value of the Company's common stock at each vesting date, expected dividend yield of 0%, risk free interest rate of 6.0%, expected volatility of 0.3 and the contractual life of the warrant of five years. The Company has recorded compensation charges totaling $0 (amount was $3,000), $357,000 and $709,000 for the years ended December 31, 1997, 1998 and the three months ended March 31, 1999, respectively. These amounts are included in amortization of compensation charges in the consolidated statement of operations. The Board of Directors terminated the advisory services arrangement in June 1999 and elected to have the unvested portion of the warrants to become fully vested. In connection with this termination, the Company will record a compensation charge totaling approximately $11.6 million in the quarter ending June 30, 1999. During 1998, WK Technology Fund purchased 408,328 shares of the Company's common stock under this warrant.

   Also in June 1997, the Company entered into another agreement for certain services with WK Technology Fund. These services were to assist the Company in identifying, evaluating, and recommending an outside director for the Company. Under the terms of this agreement, the Company is to grant to WK Technology Fund a fully vested warrant to purchase up to 360,000 shares of the Company's common stock at $0.05 per share upon the successful identification, evaluation, and recommendation of an outside director of the Company. In February 1998, WK Technology Fund was successful in obtaining an outside director for the Company, and was granted the aforementioned warrant. The fair market value of the Company's common stock on the date of this grant was $0.05 per share. During 1998, WK Technology Fund exercised the option to purchase 360,000 shares of the Company's common stock under this warrant.

   In December 1998, the Company issued a warrant to purchase up to 101,000 shares of the Company's Series C preferred stock to both WK Technology Fund and another Series C investor. These warrants are only exercisable upon the early conversion of Series C preferred stock into common stock by certain other Series C preferred stock investors. Upon such an event, one warrant for 101,000 shares will become exercisable and the other warrant for 101,000 shares will be canceled. The warrants have an exercise price of $6.58 per share, and have a contractual life of five years. As of December 31, 1998 and March 31, 1999, no value was ascribed to these warrants as they are only exercisable based on future events which are not currently deemed probable. These warrants will expire unexercised upon the closing of the Company's Initial Public Offering.

3. Property and Equipment

   Property and equipment consist of the following:

                                                       December 31,
                                                       --------------  March 31,
                                                       1997    1998      1999
                                                       ------ -------  ---------
                                                           (in thousands)
Computer hardware and software........................ $ 473  $ 1,415   $2,130
Office equipment, furniture, and fixtures.............   108    1,204    2,072
Leasehold improvements................................    53      221      829
                                                       -----  -------   ------
                                                         634    2,840    5,031
Less accumulated depreciation and amortization........   (91)    (607)    (953)
                                                       -----  -------   ------
                                                       $ 543  $ 2,233   $4,078
                                                       =====  =======   ======

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


4. Short-Term Borrowings

   In February 1998, the Company obtained $2,600,000 in bridge financing from certain investors and other parties. The financing was obtained via promissory notes convertible into shares of the Company's Series C preferred stock issued by the Company at a conversion price of $6.58 per share, at the option of the note holders. In conjunction with this bridge financing, the Company issued to the bridge financing investors warrants to purchase 59,266 shares of the Company's Series C preferred stock at an exercise price of $5.593 per share (including a discount of 15%). The warrants have a contractual life of 10 years. As of the date of this grant, the value ascribed to the warrants (using the Black-Scholes valuation method with the following assumptions; expected life of 10 years, exercise price of $5.593, stock price on date of grant of $6.58, expected dividend yield of 0%, risk-free interest rate of 6%, and expected volatility of .3) was approximately $228,000, of which approximately $99,000 was recorded by the Company as additional interest expense over the period the debt was outstanding. The remaining $129,000 was recorded as issuance costs upon the conversion to Series C preferred stock. The effective interest rate of the bridge promissory notes, as adjusted for the ascribed value of the bridge financing warrants, was approximately 24.3%. In June 1998, $2,050,000 of the bridge financing and approximately $56,000 of related accrued interest was converted into 319,999 shares of the Company's Series C preferred stock. The Company repaid the remaining $550,000 of the bridge financing and all related accrued interest in June 1998.

   In May 1998, the Company established a $5,000,000 line of credit with a financial institution. The interest rate on this credit facility is variable and is equal to one-half of one percentage point above the prime rate (8.5% in total at December 31, 1998). Under the terms of this arrangement, the Company is to pay an additional, pro-rated fee of 0.4% of all advances drawn in excess of $3,000,000. In addition, borrowings under this arrangement are limited to the Company's eligible receivable base. The terms of the line-of-credit agreement establish certain affirmative and negative covenants, under which the Company must maintain certain financial ratios and corporate reporting practices, respectively. The Company failed to meet certain financial ratios required to be maintained under the line of credit agreement as of December 31, 1998. The financial institution waived these events of default. On February 16, 1999, the financial institution increased the line of credit, to $7,000,000 and revised the ratios. At March 31, 1999, the Company failed to meet certain financial ratio covenants. The financial institution waived these events of default and renegotiated new covenants. Borrowings under the line of credit are secured by substantially all assets of the Company. At December 31, 1998 and March 31, 1999, $2,500,000 and $2,800,000 was outstanding under this line of credit, respectively. The line of credit agreement expires February 16, 2000.

5. Long-Term Debt

   In February 1999, the Company entered into a $3,000,000 equipment term loan facility. The loan bears interest at the bank's prime rate plus .75%. Under the terms of the agreement, the Company grants a security interest in certain assets of the Company and must maintain financial covenants (see Note 4) with which the Company was not in compliance as of March 31, 1999. The financial institution waived these events of default and renegotiated new covenants. Borrowings and interest are repayable in installments over 24-27 months. As of March 31, 1999, there was approximately $1,254,000 outstanding against the term loan facility.

   Maturities under these agreements are as follows:

                                     As of March 31, 1999
                                     --------------------
                                        (In thousands)
            1999 (nine months)......        $  366
            2000....................           627
            2001....................           261
                                            ------
                                            $1,254
                                            ======

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


6. Settlement Expense

   In November 1997, Wherever Computer Technology Co., Ltd. ("Wherever") filed a complaint against the Company seeking to enforce a distributorship agreement between Wherever and the Company or, in the alternative, for damages claimed in connection with the breach of the distributorship agreement. On February 13, 1998, the Company's board of directors approved a settlement agreement with Wherever. Under the terms of the agreement, the Company made an initial cash payment to Wherever of $50,000, a cash payment to Wherever of $200,000 in September 1998 and granted Wherever a 5% increase in the existing discount Wherever receives applicable to a specific quantity of purchases of the Company's products. In addition, under the terms of the settlement agreement, the Company issued 45,592 shares of Series C preferred stock to Wherever at $6.58 per share on August 12, 1998.

7. Income Taxes

   The provision for income taxes of approximately $40,000 for 1998 consists entirely of foreign income taxes provided on the profits attributable to the Company's foreign operations. Pretax income (loss) from foreign operations was $0 for the period from July 2, 1996 (inception) to December 31, 1996 and approximately ($6,000) and $81,000 for 1997 and 1998, respectively. Due to operating losses and the Company's inability to recognize an income tax benefit from these losses, there is no provision for income taxes for 1997 or 1996.

   The difference between the provision for income taxes and the amount computed by applying the Federal statutory income tax rate (34%) to income before taxes is explained below:

                                                  Period from
                                                  July 2, 1996
                                                  (inception)   Year ended
                                                       to      December 31,
                                                  December 31, --------------
                                                      1996     1997    1998
                                                  ------------ -----  -------
                                                        (in thousands)
Tax (benefit) at Federal statutory rate..........     $(94)    $(700) $(1,969)
Loss for which no tax benefit is currently
 recognizable....................................       94       700    1,969
Foreign tax......................................       --        --       40
                                                      ----     -----  -------
Total provision..................................     $ --     $  --  $    40
                                                      ====     =====  =======

   Significant components of the Company's deferred tax assets are as follows:

                                                                 December 31,
                                                                 --------------
                                                                 1997    1998
                                                                 -----  -------
                                                                      (in
                                                                  thousands)
Deferred tax assets:
 Net operating loss carryforwards............................... $ 524  $   798
 Tax credit carryforwards.......................................    --      200
 Deferred revenue...............................................    --    1,061
 Accruals and reserves not currently deductible.................   376    1,092
                                                                 -----  -------
Total deferred tax assets.......................................   900    3,151
Valuation allowance.............................................  (900)  (3,151)
                                                                 -----  -------
Net deferred tax assets......................................... $  --  $    --
                                                                 =====  =======

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


   Financial Accounting Standards Board Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

   The valuation allowance increased by $800,000 and $2,251,000 during the years ended December 31, 1997, and 1998, respectively.

   As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $2,000,000 and $1,400,000, respectively. As of December 31, 1998, the Company also had research and development tax credit carryforwards of approximately $200,000. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004 through 2018, if not utilized.

   Utilization of the pre 1998 net operating loss and tax credit carryforwards is subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation results in the expiration of an immaterial amount of 1996 net operating loss carryforwards before utilization. Future ownership changes may also subject the post 1997 net operating loss and tax credit carryforwards to an annual limitation on utilization.

8. Employee Benefit Plan

   The Company has a pretax savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating employees may defer up to 25% of their pretax salary but not more than statutory limits. The Company may elect to make matching contributions to the plan. For the period from July 2, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1999, the Company made no matching contributions and incurred immaterial expenses related to the plan.

9. Commitments

 Leases

   The Company leases its principal office under a noncancelable operating lease agreement that expires in 2003. As of December 31, 1998, minimum lease payments under all noncancelable lease agreements with initial terms in excess of one year were as follows (in thousands):

                                                                       Operating
      Year ended December 31,                                           Leases
      -----------------------                                          ---------
       1999...........................................................  $1,298
       2000...........................................................     848
       2001...........................................................     821
       2002...........................................................     836
       2003...........................................................     857
                                                                        ------
      Total minimum lease payments....................................  $4,660
                                                                        ======

   Rent expense was approximately $24,000 for the period from July 2, 1996 (inception) to December 31, 1996, $81,000 and $492,000 for the years ended December 31, 1997 and 1998, and $27,000 and $356,000 for

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

the three months ended March 31, 1998 and 1999, respectively. At December 31, 1998, the Company's aggregate future minimum rentals to be received under noncancelable subleases is approximately $350,000.

10. Stockholders' Equity

 Convertible Preferred Stock

   Convertible Preferred Stock is as follows:

                                                   Shares Issued and Outstanding
                                                   -----------------------------
                                                      December 31,
                                        Authorized ------------------- March 31,
Series                                    Shares     1997      1998      1999
------                                  ---------- --------- --------- ---------
 A..................................... 1,000,000  1,000,000 1,000,000 1,000,000
 B..................................... 3,220,000  3,220,000 3,220,000 3,220,000
 C..................................... 2,750,000         -- 2,644,241 2,644,241
 Undesignated.......................... 1,030,000         --        --        --
                                        ---------  --------- --------- ---------
Total Preferred Stock.................. 8,000,000  4,220,000 6,864,241 6,864,241
                                        =========  ========= ========= =========

   Each share of Series A, B, and C preferred stock is convertible into common stock at the exchange rate in effect at the time of conversion, currently two-for-one, and is subject to adjustment for common stock splits, stock dividends, and similar transactions. Conversion is automatic upon the closing of an initial public offering of common stock in which the aggregate gross proceeds to the Company are at least $20,000,000 with a minimum offering price of $10.00 per share.

   Each holder of Series A, B, and C preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible. For so long as at least 500,000 shares of Series C preferred stock (subject to adjustment for any stock split, reverse split, or other similar event affecting the Series C preferred stock) remain outstanding, the vote or written consent of at least a majority of the Series C preferred stock, voting as a separate series, shall be required to effect or validate specified corporate actions. For so long as at least 250,000 and 500,000 shares of Series A and Series B preferred stock (as adjusted), respectively, remain outstanding, the vote or written consent of the holders of the majority of the Series A and Series B preferred stock shall be required to effect or validate specified corporate actions. In certain instances, Series A and Series B vote together as a single series.

   Each holder of Series C preferred stock is entitled to receive, in preference to the holders of any Series A and Series B preferred stock and common stock, when and as declared by the board of directors, noncumulative cash dividends at an annual rate of $0.53 per share of Series C preferred stock. Thereafter, each holder of Series A and Series B preferred stock is entitled to receive, in preference to any holder of common stock, when and as declared by the board of directors, noncumulative cash dividends at an annual rate of $0.04 and $0.08 per share, respectively, on a pari passu basis.

   In the event of liquidation, before any distribution or payment is made to holders of Series A and Series B preferred stock, the holders of Series C preferred stock shall be entitled to a liquidation preference equal to $6.58 per share, plus all declared and unpaid dividends. Thereafter, before any distribution or payment is made to holders of common stock, the holders of Series A and Series B preferred stock shall be entitled to receive $0.50 and $1.00, respectively, plus all declared and unpaid dividends. Any remaining assets shall be distributed on a pro rata basis among the holders of common stock.

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


 Common Stock

   In July 1996, 7,400,000 shares of common stock were issued to the Company's three founders, one of whom subsequently left the Company, at $0.005 per share in exchange for cash, software architecture technology ($10,000), debts owed by the Company ($15,914) to the founders and stockholder notes receivable ($11,086). The notes accrue interest at a rate of 7% per year and are due and payable on July 15, 2005, with interest payable annually. The outstanding shares are subject to certain transfer restrictions through June 1999. These shares are subject to repurchase at the issuance price upon the occurrence of certain events, including termination of employment. The Company's right of repurchase expires ratably over four years. In June 1997, 2,000,000 shares issued to a founder who left the Company were repurchased. At December 31, 1998 and March 31, 1999, 5,400,000 shares issued to the two remaining founders remain outstanding and 1,996,876 shares and 1,631,250 shares, respectively remain subject to repurchase. The two remaining founders each hold 2,700,000 shares which have the same material terms.

 Stock Option Plan

   During 1996, the Company adopted the 1996 Stock Option Plan ("Option Plan"). Under the Option Plan, an aggregate of up to 10,503,000 shares of the Company's common stock may be granted to directors, employees, and certain consultants. During 1998, the board of directors approved the increase of options available under the Option Plan by 3,303,000 shares. Under the Option Plan, options to purchase common stock may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value in certain instances), as determined by the board of directors. Options generally vest and become exercisable as to 25% of the shares one year from the date of grant and the balance in monthly increments over the subsequent three years of service. Options have a maximum term of 10 years. Certain stock options ("Performance Options") issued under the Option Plan vest over a time period determined by the board of directors; however, the vesting could be accelerated based on achievement of certain performance criteria. As of December 31, 1998, the board of directors has granted Performance Options to purchase 492,000 shares of common stock to certain employees at an exercise price equal to the fair market value on the date of grant. For the three months ended March 31, 1999, the Company granted performance options to purchase 262,000 shares of common stock. These options vest in seven years, but the vesting could be accelerated based on the achievement of the performance criteria. The accelerated vesting schedule provides that the grants will vest ratably over a 48 month term.

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


   A summary of activity under the Option Plan is as follows:

                                         Options Outstanding
                             Shares    ------------------------   Weighted-
                           Available   Number of      Price        Average
                           for Grant     Shares     Per Share   Exercise Price
                           ----------  ----------  ------------ --------------
  Authorized..............  7,200,000          --            --         --
  Granted.................   (380,000)    380,000  $      0.025    $ 0.025
                           ----------  ----------
Balance at December 31,
 1996.....................  6,820,000     380,000  $      0.025    $ 0.025
  Granted................. (5,040,000)  5,040,000  $0.025-$0.05    $ 0.032
  Exercised...............         --      (1,000) $       0.25    $  0.25
  Canceled................    400,000    (400,000) $0.025-$0.05    $ 0.038
                           ----------  ----------
Balance at December 31,
 1997.....................  2,180,000   5,019,000  $0.025-$0.05    $0.0285
  Authorized..............  3,303,000          --            --         --
  Granted................. (3,030,896)  3,030,896  $ 0.05-$1.00    $  0.62
  Exercised...............         --  (1,064,748) $0.025-$1.00    $ 0.035
  Canceled................    511,500    (511,500) $ 0.05-$0.35    $  0.13
                           ----------  ----------
Balance at December 31,
 1998.....................  2,963,604   6,473,648  $0.025-$1.00    $ 0.305
  Granted................. (1,522,900)  1,522,900  $3.00-$10.00    $  5.30
  Exercised...............         --    (360,580) $ 0.05-$3.00    $  0.12
  Canceled................      4,126      (4,126) $       0.10    $  0.10
                           ----------  ----------
Balance at March 31,
 1999.....................  1,444,830   7,631,842  $0.05-$10.00    $  0.80
                           ==========  ==========

   The following table summarizes information concerning options outstanding and exercisable at December 31, 1998:

                          Options Outstanding            Options Exercisable
                  ------------------------------------ ------------------------
                                            Weighted-
                                             Average
                              Weighted-     Remaining              Weighted-
                  Number of    Average     Contractual Number of    Average
Exercise Price     Shares   Exercise Price    Life      Shares   Exercise Price
--------------    --------- -------------- ----------- --------- --------------
                                           (in years)
 $0.025.......... 1,608,796     $0.025        8.22      324,206      $0.025
 $0.05........... 2,491,252     $0.05         8.87      356,344      $0.05
 $0.35...........   520,500     $0.35         9.55       61,166      $0.35
 $0.75...........   929,100     $0.75         9.68           --         --
 $1.00...........   924,000     $1.00         9.84           --         --
                  ---------                             -------
                  6,473,648                             741,716
                  =========                             =======

 Deferred Compensation

   The Company has recorded deferred compensation charges of approximately $2,293,000 for the year ended December 31, 1998 and $11,318,000 for the three months ended March 31, 1999, for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. These amounts are being amortized as charges to operations, using the graded method, over the vesting periods of the individual stock options, generally four years. Under the graded method, approximately 59%, 25%, 12% and

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

4% respectively of each options compensation expense is recognized in each of the four years following the date of grant.

 Pro Forma Disclosure of the Effect of Stock-Based Compensation

   The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   In fiscal 1996, 1997 and 1998, the fair value of each option grant was estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                                December 31,
                                                               ----------------
                                                               1996  1997  1998
                                                               ----  ----  ----
     Risk-free interest rate.................................. 6.00% 6.00% 5.40%
     Expected life of option in years......................... 4.00  4.00  4.21
     Expected dividend yield..................................   --    --    --

   If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for awards under this plan consistent with the method provided for under FAS 123, then the Company's net loss and loss per share would have been as indicated in the pro forma amounts below:

                                                       Years ended December
                                                                31,
                                                       -----------------------
                                                       1996    1997     1998
                                                       -----  -------  -------
                                                       (in thousands, except
                                                        per share amounts)
     Net loss as reported............................. $(276) $(2,059) $(5,832)
     Pro forma net loss...............................  (276) $(2,064) $(5,869)
     Net loss per shares as reported
       Basic and diluted..............................   N/A  $ (2.14) $ (1.65)
     Pro forma net loss per share
       Basic and diluted..............................   N/A  $ (2.15) $ (1.66)

   The weighted average fair value of options granted to employees during the years ended December 31, 1996, 1997 and 1998, were approximately $0.005, $0.005 and $0.125, respectively.

   For purposes of pro forma disclosures, the minimum value of the stock grants and stock options is deemed amortized over the grant vesting period. Because FAS 123 is applicable only to options granted since inception its pro forma effect will not be fully reflected until 2001.

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


 Shares Reserved for Future Issuance

   Common stock reserved for future issuance is as follows:

                                                        December 31, March 31,
                                                            1998        1999
                                                        ------------ ----------
     Stock option plan.................................   9,437,252   9,076,672
     Warrants..........................................   1,312,204   1,312,204
     Conversion of outstanding preferred stock.........  13,728,482  13,728,482
                                                         ----------  ----------
     Total common stock reserved for future issuance...  24,477,938  24,117,358
                                                         ==========  ==========

11. Segments of an Enterprise and Related Information

   The Company operates in one industry segment. The Company designs, develops and sells IP telephony systems. The Chief Executive Officer has been identified as the Chief Operating Decision Maker ("CODM") because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components.

   Net revenue for non-U.S. locations are substantially the result of export sales from the U.S. Net revenue by geographic region based on customer location were as follows:

                                                                   Three months
                                                      Year ended    ended March
                                                     December 31,       31,
                                                    -------------- -------------
                                                     1997   1998    1998   1999
                                                    ------ ------- ------ ------
                                                           (in thousands)
     Net revenue:
      United States................................ $  213 $ 7,544 $1,391 $4,424
      Other Americas...............................      2      99     --     66
      Europe.......................................     58     740      7    217
      Asia.........................................  3,086   6,264    999  2,007
                                                    ------ ------- ------ ------
     Total......................................... $3,359 $14,647 $2,397 $6,714
                                                    ====== ======= ====== ======

12. Net Loss Per Share and Unaudited Pro Forma Stockholders' Equity

   The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period less outstanding nonvested shares. Outstanding nonvested shares are not included in the computations of basic and diluted net loss per share until the time-based vesting restrictions have lapsed.

   If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into 13,728,482 shares of common stock based on the shares of convertible preferred stock outstanding at March 31, 1999. The unaudited pro forma stockholders' equity reflects this conversion.

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


   The following table sets forth the computation of basic and diluted earnings per share:

                             Period from      Year ended       Three months
                            July 2, 1996     December 31,     ended March 31,
                           (inception) to   ----------------  ----------------
                          December 31, 1996  1997     1998     1998     1999
                          ----------------- -------  -------  -------  -------
                              (in thousands, except per share amounts)
Net loss (numerator)....       $  (276)     $(2,059) $(5,832) $  (324) $(5,479)
                               =======      =======  =======  =======  =======
Shares used in computing
 historical basic and
 diluted net loss per
 share (denominator):
 Weighted average common
  shares outstanding....         7,400        6,400    6,248    5,507    7,281
 Less shares subject to
  repurchase............        (7,400)      (5,438)  (2,704)  (3,179)  (1,800)
                               -------      -------  -------  -------  -------
Denominator for
 historical basic and
 diluted net loss per
 share..................            --          962    3,544    2,328    5,481
                               =======      =======
Conversion of preferred
 stock (pro forma)......                              10,504    8,440   13,729
                                                     -------  -------  -------
Denominator for pro
 forma basic and diluted
 net loss per share.....                              14,048   10,768   19,210
                                                     =======  =======  =======
Historical basic and
 diluted net loss per
 share..................           N/A      $(2.14)  $ (1.65) $ (0.14) $ (1.00)
                               =======      =======  =======  =======  =======
Pro forma basic and
 diluted net loss per
 share..................                             $ (0.42) $ (0.03) $ (0.29)
                                                     =======  =======  =======

   Clarent has excluded all convertible preferred stock, warrants for convertible preferred stock and common stock, outstanding stock options and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are anti-dilutive for all periods presented. The total numbers of shares excluded from the calculations of diluted net loss per share was 9,780,000 for the period from July 2, 1996 (inception) to December 31, 1996, 19,297,000 and 24,158,334 for the years ended December 31, 1997 and 1998 and 18,727,000 and 24,324,862 for the three months ended March 31, 1998 and 1999.

13. Subsequent Events

   In April 1999, the Company's Board of Directors approved the 1999 Amended and Restated Equity Incentive Plan ("Plan"), subject to stockholder approval. The Plan increases the authorized shares under the Company's existing stock option plan from 10,503,000 to 11,358,170.

   In April 1999, the Board adopted the 1999 Non-Employee Directors' Equity Incentive Plan ("Directors' Plan"), subject to stockholder approval, to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors who are not any of the Company's affiliates' employees or consultants ("Non-Employee Director"). The Directors' Plan is administered by the Board, and may be delegated to a committee.

   The aggregate number of shares of common stock that may be issued under the Directors' Plan is 300,000 shares. Under the terms of the Directors' Plan, as of the initial public offering, each Non-Employee Director, and each person who is thereafter elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by the Board or stockholders, be granted an option to purchase 5,000 shares of common stock. In addition, commencing with the third regular meeting subsequent to the date of each Non-Employee Directors' initial

                              CLARENT CORPORATION

        (Information as of March 31, 1999 and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

grant under the Director's Plan, each person who is then serving as a Non-Employee Director automatically shall be granted an option to purchase 2,000 shares of common stock. The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan vest and become exercisable immediately.

   In April 1999, the Company's Board of Directors approved the 1999 Employee Stock Purchase Plan ("Purchase Plan"), subject to stockholder approval, covering an aggregate of 600,000 shares of common stock. Under the Purchase Plan, the Board of Directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date.

   In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion or when all of the shares reserved for issuance under the Purchase Plan have been issued.

   In April 1999, the Company's Board of Directors approved a two-for-one split of the Company's common stock. The stock split will become effective with the approval of the Amended and Restated Certificate of Incorporation by the state of Delaware in connection with the Company's reincorporation. In addition, each share of the Company's preferred stock will be convertible into two shares of common stock. All share and per share amounts in the accompanying consolidated financial statements have been adjusted retroactively.

   On April 8, 1999, the Company's board of directors, subject to approval of the Amended and Restated Certificate of Incorporation by the state of Delaware, authorized the reincorporation of the Company in Delaware. The par value of the preferred and common stock is $0.001 per share. The Company's Certificate of Incorporation will be amended to authorize 5,000,000 shares of preferred stock and 50,000,000 shares of Common Stock. The board of directors has the authority to fix or alter the designations, powers, preferences, and rights of the shares of each such series. The Company's reincorporation has been reflected in the consolidated financial statements for all periods presented.

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 The Clarent system has been installed in approximately 50 countries worldwide.

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